SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

KRISPY KREME DOUGHNUTS, INC.
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

May 2, 2008

To Our Shareholders:

     On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders to be held on Tuesday, June 17, 2008, at 9:00 a.m., Eastern Time, at the North Carolina School of the Arts, Proscenium/Thrust Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina 27127. We look forward to greeting those shareholders able to attend.

     Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report on Form 10-K for the fiscal year ended February 3, 2008, which contains financial statements and other important information about our business.

     It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

JAMES H. MORGAN
Chairman of the Board, President
and Chief Executive Officer

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103
______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 17, 2008
______________________________

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held on Tuesday, June 17, 2008, at 9:00 a.m., Eastern Time, at the North Carolina School of the Arts, Proscenium/Thrust Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina 27127, for the following purposes:

     1. To elect (a) one Class II director, whose term will expire in 2010, and (b) three Class III directors, all of whose terms will expire in 2011;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending February 1, 2009; and

     3. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only shareholders of record as of April 10, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described under “Proxy Solicitation and General Information—Admission to Annual Meeting” in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

May 2, 2008

i

Page
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET	49
SHAREHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING	49
HOUSEHOLDING	50
OTHER MATTERS	50
DIRECTIONS TO ANNUAL MEETING	Back Cover

ii

PROXY STATEMENT
May 2, 2008
For the Annual Meeting of Shareholders
To Be Held June 17, 2008
_____________

PROXY SOLICITATION AND GENERAL INFORMATION

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Krispy Kreme Doughnuts, Inc. (the “Company” or “Krispy Kreme”) for use at Krispy Kreme’s Annual Meeting of Shareholders to be held on Tuesday, June 17, 2008, at 9:00 a.m., Eastern Time, at the North Carolina School of the Arts, Proscenium/Thrust Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina 27127, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Beginning on or about May 2, 2008, Krispy Kreme is mailing this Proxy Statement and the accompanying proxy, together with its Annual Report on Form 10-K for the fiscal year ended February 3, 2008 (the “2008 Form 10-K”), to shareholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

     Only shareholders of record at the close of business on April 10, 2008 (the “Record Date”) are entitled to notice of, and to vote in person or by proxy at, the Annual Meeting. As of the Record Date, there were 65,370,272 shares of Krispy Kreme common stock outstanding and entitled to vote at the Annual Meeting.

Voting by Shareholders with Shares Held Directly in Their Name

     Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, Branch Banking and Trust Company, may vote their shares:

  by mailing their signed and dated proxy card in the postage-paid envelope provided;

  by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903; or

  by submitting their proxy through the Internet at the following Web address: www.proxyvote.com.

     In addition, ballots will be passed out to anyone who wants to vote at the Annual Meeting.

     Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted by mail, telephone or Internet as described above must be received by 11:59 p.m., Eastern Time, on June 16, 2008. NOTE: If you vote by telephone or Internet, you do not need to return your proxy card.

Voting by Shareholders with Shares Held Through a Bank or Brokerage Firm

     Shareholders who hold shares through a bank or brokerage firm should refer to the voting instruction form forwarded by their bank or brokerage firm to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that also offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 16, 2008.

     In addition, ballots will be passed out to anyone who wants to vote at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a proxy executed in your favor from your bank or brokerage firm for your ballot to be counted.

Voting of Proxies

     All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all nominees for director specified herein and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009.

Revocability of Proxies

     You may revoke your proxy and change your vote at any time prior to the voting of the proxy if notice is received by 11:59 p.m., Eastern Time, on June 16, 2008. You may do this by (1) sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary, (2) submitting a subsequent proxy by mail, telephone or Internet with a later date, or (3) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

Admission to Annual Meeting

     Only shareholders of record as of the close of business on the Record Date, or their duly appointed proxies, are entitled to attend the Annual Meeting. Each admission ticket will admit the named shareholder and a guest. Seating is limited, so plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

     If you are a shareholder with shares registered directly in your name, your admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting, please bring the ticket with you to the Annual Meeting.

     If you are a shareholder with shares held through a bank or brokerage firm, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be a brokerage statement or a letter from your bank or brokerage firm showing you own shares as of the Record Date. If you arrive at the Annual Meeting without an admission ticket, we will admit you ONLY if we are able to verify that you are a Krispy Kreme shareholder as of the Record Date.

Quorum and Voting Requirements

     The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast. For the ratification of the appointment of Krispy Kreme’s independent registered public accounting firm, the vote of a majority of the shares voted on such matter, assuming a quorum is present, shall be the act of the shareholders on such matter.

     A shareholder voting for the election of directors may withhold authority to vote for all or certain director nominees. A shareholder may also abstain from voting on the ratification of the appointment of Krispy Kreme’s independent registered public accounting firm. Votes withheld from the election of any nominee for director, abstentions from any other item of business and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

     A “broker non-vote” occurs if a broker or other nominee who is entitled to vote shares on behalf of a record owner has not received instructions with respect to a particular item to be voted on, and the broker or nominee does not otherwise have discretionary authority to vote on that matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote a client’s proxy in their own discretion on certain items even without instructions from the beneficial owner, but may not vote a client’s proxy without voting instructions on “non-discretionary” items. The election of directors and the ratification of Krispy Kreme’s independent registered public accounting firm are considered “discretionary” items.

Matters to Be Presented

     Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Other

     A copy of our 2008 Form 10-K is being furnished with this Proxy Statement to each shareholder of record as of the Record Date.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees and Executive Officers

     The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of April 10, 2008 by each director and nominee for director, the individuals named in the summary compensation table set forth below under “Executive Compensation,” as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”). These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member; but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Charles A. Blixt	24,000	*
Daryl G. Brewster(1)	917,467	1.4%
Lynn Crump-Caine	__	__
Kenneth J. Hudson(2)	42,203	*
C. Stephen Lynn	__	__
Robert S. McCoy, Jr.(3)	25,674	*
Sandra K. Michel(4)	__	__
James H. Morgan(5)	149,832	*
Douglas R. Muir(6)	63,630	*
Michael C. Phalen(7)	__	__
Andrew J. Schindler(8)	11,707	*
Michael H. Sutton(9)	11,707	*
Lizanne Thomas(10)	11,707	*
Jeffrey B. Welch(11)	79,745	*
Togo D. West, Jr.(12)	117,132	*
All directors and executive officers as a group (18 persons)	1,632,456	2.5%
____________________

*	Less than one percent

(1)	On January 6, 2008, Mr. Brewster resigned as President and Chief Executive Officer, and he ceased to be employed by us on January 31, 2008. The number of shares beneficially owned by Mr. Brewster on April 10, 2008 includes (a) 420,495 shares underlying restricted stock units, and (b) 201,399 shares issuable upon the exercise of currently exercisable stock options. The shares underlying the restricted stock units were distributed to Mr. Brewster on April 15, 2008.

(2)	Includes (a) 35,099 shares of restricted stock to which Mr. Hudson has voting but no investment power, and (b) 5,250 shares issuable upon the exercise of currently exercisable stock options.

(3)	Consists of (a) 300 shares held by IRA account f/b/o Robert S. McCoy, Jr., (b) 13,667 shares issuable upon the exercise of currently exercisable stock options, and (c) 11,707 shares underlying fully vested restricted stock units. Mr. McCoy has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(4)	Ms. Michel resigned as Executive Vice President and General Counsel effective March 14, 2008.

(5)	Includes (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse, and (b) 134,125 shares issuable upon the exercise of currently exercisable stock options.

(6)	Includes 60,703 shares of restricted stock to which Mr. Muir has voting but no investment power.

(7)	Mr. Phalen resigned as our Chief Financial Officer effective June 5, 2007.

(8)	Consists of 11,707 shares underlying fully vested restricted stock units. Mr. Schindler has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(9)	Consists of 11,707 shares underlying fully vested restricted stock units. Mr. Sutton has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(10)	Consists of 11,707 shares underlying fully vested restricted stock units. Ms. Thomas has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of her service on the Board of Directors.

(11)	Includes (a) 38,318 shares of restricted stock to which Mr. Welch has voting but no investment power, (b) 32,250 shares issuable upon the exercise of currently exercisable stock options, and (c) 6,250 shares issuable upon the exercise of stock options that will vest within 60 days.

(12)	Includes (a) 97,425 shares issuable upon the exercise of currently exercisable stock options, and (b) 11,707 shares underlying fully vested restricted stock units. Mr. West has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

Beneficial Owners of More Than 5% of Common Stock

     The following table sets forth information about each person or entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock as of April 10, 2008.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Mohamed Abdulmohsin Al Kharafi & Sons W.L.L.	9,064,800(1)	13.9%
P.O. Box 886
Safat 13009
Kuwait
____________________

(1)

This information is based on a Schedule 13G/A filed with the SEC on February 5, 2008 by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. According to the Schedule 13G/A, Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. has sole voting power and sole dispositive power with respect to 9,064,800 shares of Krispy Kreme stock. Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. controls the Americana Group, Krispy Kreme’s franchisee in the Middle East.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

     Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of nine directors. The Board of Directors is divided into three classes of directors, Class I, Class II and Class III. The terms of all of our current Class III directors will expire at this Annual Meeting of Shareholders.

Board Nominees for the Annual Meeting

     Based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated: Charles A. Blixt for election to the Board of Directors as a Class II Director for a term expiring in 2010 and C. Stephen Lynn, Michael H. Sutton, and Lizanne Thomas for election to the Board of Directors as Class III Directors for terms expiring in 2011.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

     The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

     Set forth below is information as of April 10, 2008 regarding each nominee for director:

Name (Age)	Information About the Nominees
Nominee for Class II Director Whose Term Will Expire in 2010

Charles A. Blixt (56)

Charles A. Blixt has been a director since January 2007. Mr. Blixt joined Krispy Kreme as General Counsel on an interim basis in September 2006. Effective April 23, 2007, Mr. Blixt resigned as our General Counsel. Prior to joining Krispy Kreme, Mr. Blixt was Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC. Before the merger, Mr. Blixt worked for more than 20 years in various legal positions for R.J. Reynolds. From 1995 to 2004, he was Executive Vice President and General Counsel, serving as the company’s Chief Legal Officer and managing all aspects of its legal affairs. Before joining R.J. Reynolds, Mr. Blixt held corporate legal positions at Caterpillar Tractor Company and Fiat-Allis Construction Machinery, and worked as an attorney in private practice in Illinois and Michigan. Mr. Blixt currently serves as a member of the Board of Directors of Targacept, Inc., a clinical-stage biopharmaceutical company, and Swedish Match AB, a global tobacco company based in Stockholm, Sweden.

Name (Age)	Information About the Nominees
Nominees for Class III Directors Whose Terms Will Expire in 2011

C. Stephen Lynn (60)

C. Stephen Lynn has been a director since June 2007. Mr. Lynn currently serves as Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, of which he is majority owner. In addition, Mr. Lynn is Chief Executive Officer of Back Yard Burgers, Inc., a quick service restaurant chain privately held by BBAC, LLC, an investment partnership formed in October 2005 of which Mr. Lynn is Chief Executive Officer and a Director. Previously, Mr. Lynn served as Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998. From 1983 to 1995, Mr. Lynn served as Chairman and Chief Executive Officer of Sonic Corporation. From 1981 to 1983, Mr. Lynn served as Vice President and Chief Operating Officer of Burtson Corporation (The Warehouse Restaurants). Before joining Burtson Corporation, Mr. Lynn was a Vice President at Century 21 Real Estate Corporation in Irvine, California from 1978 to 1981. Mr. Lynn was the Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978. Prior to that, Mr. Lynn was an Industrial Engineer with Brown and Williamson Corporation.

Michael H. Sutton (67)

Michael H. Sutton has been a director since October 2004. Mr. Sutton has been an independent consultant on accounting and auditing regulation issues since 1999. From 1995 to 1998, he was Chief Accountant at the United States Securities and Exchange Commission. Previously, Mr. Sutton was a senior partner and National Director, Accounting and Auditing Professional Practice of Deloitte & Touche LLP. Mr. Sutton currently serves on the Board of Directors of Allegheny Energy, Inc., a public utility holding company, and American International Group, Inc., an international insurance and financial services company. He is Chairman of the Audit Committee for both companies.

Lizanne Thomas (50)

Lizanne Thomas has been a director since October 2004. Ms. Thomas has been practicing law since 1982 and currently is a senior corporate partner with the law firm of Jones Day in Atlanta, Georgia.
Ms. Thomas currently serves as Partner-in-Charge of Jones Day’s Atlanta office.

About the Continuing Directors

     Set forth below is information as of April 10, 2008 regarding the continuing directors who are not nominees for election at this Annual Meeting as their current terms have not expired. Messrs. Morgan, Schindler and West are Class I directors, whose terms will expire in 2009. Ms. Crump-Caine and Mr. McCoy are Class II directors, whose terms will expire in 2010.

Name (Age)	Information About the Continuing Directors
Lynn Crump-Caine (51)	Lynn Crump-Caine has been a director since June 2007.
Ms. Crump-Caine currently serves as the Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm she founded in 2004. Formerly, Ms. Crump-Caine served in various capacities within McDonald’s Corporation from 1975 to 2004, including multiple executive positions from 1991 to 1999. From 1999 to 2001, Ms. Crump-Caine served as McDonald’s Corporation’s Executive Vice President of U.S. Restaurant Systems and continued her service as Executive Vice President of Worldwide Systems and Operations from 2001 to 2004.

Robert S. McCoy, Jr. (69)	Robert S. McCoy, Jr. has been a director since November 2003. On January 30, 2008, Mr. McCoy became the Lead Independent Director of the Board of Directors. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991. Mr. McCoy currently serves on the Board of Directors of MedCath Corporation, a cardiovascular services company, and Website Pros, Inc., a provider of website building tools, internet marketing and lead generation solutions.

Name (Age)	Information About the Continuing Directors
James H. Morgan (60)	James H. Morgan has been a director since July 2000 and was elected Chairman of the Board of Directors in January 2005. On January 6, 2008, Mr. Morgan was appointed as the Company’s President and Chief Executive Officer. Mr. Morgan served as Vice Chairman of the Board of Directors from March 2004 to January 2005. Since January 2001, Mr. Morgan served as Chairman and Chief Investment Officer of Covenant Capital, LLC, an investment management firm, which is the General Partner of The Morgan Crossroads Fund. Covenant Capital, LLC and The Morgan Crossroads Fund are now inactive. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Corporation in 1999. Mr. Morgan currently serves on the Board of Directors of Coca-Cola Bottling Co. Consolidated, the nation’s second largest Coca-Cola bottler.

Andrew J. Schindler (63)	Andrew J. Schindler has been a director since September 2006. Formerly, Mr. Schindler was Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings and Executive Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC. In over 30 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler retired from his executive position at Reynolds American Inc. in January 2005. Mr. Schindler currently serves on the Board of Directors of ConAgra Inc., a leading packaged food company, and Hanesbrands Inc., a global consumer goods company.

Name (Age)	Information About the Continuing Directors
Togo D. West, Jr. (65)	Togo D. West, Jr. has been a director since July 2000. Mr. West currently serves as Chairman of the Board of Trustees of Noblis, Inc., a nonprofit provider of science-related, strategic, and technology consulting services, and Chairman of TLI Leadership Group, which offers limited strategic advice on national or homeland security issues. From December 2004 to May 2006, Mr. West served as President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. Previously, Mr. West was an attorney with the law firm of Covington & Burling in Washington, D.C., where he was of counsel to the firm from 2000 to 2004, and was a partner with the law firm of Patterson, Belknap, Webb & Tyler LLP from 1981 to 1990. Mr. West served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000, and served as Secretary of the Army from 1993 to 1998. From 1990 to 1993, Mr. West was Senior Vice President for Government Relations of the Northrop Corporation, an aerospace and defense systems company. Mr. West has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy and has served with the U.S. Department of Justice. Mr. West currently serves as a member of the Board of Directors of AbitibiBowater Inc., a paper products company, FuelCell Energy, Inc., a manufacturer of high-efficiency power plants, and Bristol-Myers Squibb Company, a global biopharmaceutical company.

Determination of Independence

     Under our Corporate Governance Guidelines, which are available on our website at http://www.krispykreme.com/corpgovernance.pdf, a substantial majority of our directors is required to meet the criteria for “independent” directors set forth in the listing standards of the NYSE. The Board of Directors has determined that each of our current directors and nominees for directors, other than Mr. Morgan and Mr. Blixt, meets these criteria and is an “independent” director under the listing standards of the NYSE. In reaching a determination that each such director’s or nominee’s relationship with the Company is not material, the Board of Directors has determined that each such director or nominee, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will not be considered material:

  If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues for the last fiscal year.

  If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts during the last fiscal year of such organization.

  If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the last fiscal year.

     Our Corporate Governance Guidelines are available in print to any shareholder who requests them by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

Board and Committee Information

   Board of Directors

     The Board of Directors manages the business and affairs of Krispy Kreme in accordance with North Carolina law. In doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of Krispy Kreme.

     During Krispy Kreme’s fiscal year ended February 3, 2008, the Board of Directors held 14 meetings. During fiscal 2008, all of our current directors attended at least 75% of all meetings (including committee meetings) applicable to such director.

   Board Committees

     The Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Specifically, our Audit Committee Charter is available on our website at: http://www.krispykreme.com/audit_charter.pdf, our Compensation Committee Charter is available on our website at: http://www.krispykreme.com/comp_charter.pdf and our Nominating and Corporate Governance Committee Charter is available on our website at: http://www.krispykreme.com/gov_charter.pdf. Each of these documents is available in print to any shareholder who requests it by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. The Board of Directors also currently maintains a Special Committee.

     Audit Committee. The purposes for which the Audit Committee was established include assisting the oversight by the Board of Directors of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent registered public accounting firm and approves all fees and other compensation paid to it. Andrew J. Schindler, Michael H. Sutton and Robert S. McCoy, Jr., Chair, are the current members of the Audit Committee. The Board of Directors has determined that each Audit Committee member is “independent” under the current rules of the Securities and Exchange Commission, and financially literate within the meaning of the listing standards of the NYSE, and that each of Mr. McCoy, Mr. Schindler and Mr. Sutton is an “audit committee financial expert” under the current rules of the Securities and Exchange Commission. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee held seven meetings during fiscal 2008. See “Report of the Audit Committee for Fiscal Year 2008.”

     Compensation Committee. The responsibilities of the Compensation Committee include determining the compensation of our Chief Executive Officer and our other executive officers and key members of management. The Compensation Committee determines awards to all executive officers of stock, stock options and other awards pursuant to any of our stock option or stock-related plans in effect from time to time. In addition, the Compensation Committee administers our incentive compensation plans and equity-based plans and makes recommendations to the Board of Directors with respect to actions that are subject to approval of the Board of Directors with respect to such plans. Lynn Crump-Caine, C. Stephen Lynn, Lizanne Thomas and Togo D. West, Jr., Chair, are the current members of the Compensation Committee, and the Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Compensation Committee held nine meetings during fiscal 2008. See “Executive Compensation—Compensation Committee Report.”

     Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next Annual Meeting of Shareholders or any special meeting of shareholders and filling vacancies or newly-created directorships that may occur between such meetings, overseeing the evaluation of the Board of Directors and its committees, and developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to Krispy Kreme. Lynn Crump-Caine, C. Stephen Lynn, Togo D. West, Jr. and Lizanne Thomas, Chair, are the current members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Nominating and Corporate Governance Committee held six meetings during fiscal 2008.

     Special Committee. In October 2004, the Board of Directors formed a special committee (the “Special Committee”) of newly-appointed independent directors, consisting of and co-chaired by Michael H. Sutton and Lizanne Thomas, to conduct an independent review and investigation of any and all issues raised by: (1) regulatory investigations such as those commenced by the SEC and the United States Attorney’s Office, (2) our independent registered public accounting firm, PricewaterhouseCoopers LLP, (3) shareholder demands and shareholder derivative actions and (4) whistleblowers. The Special Committee’s mandate also encompassed any other issues it deemed necessary or appropriate in furtherance of its investigation. In August 2005, the Special Committee issued its report, which contained numerous findings and directives. To date, we have made significant progress in responding to and implementing these directives. As described in the 2008 Form 10-K, certain regulatory and litigation matters related to items within the Special Committee’s mandate remain unresolved. Specifically, investigations by the SEC and the United States Attorney’s Office for the Southern District of New York remain open and the derivative litigation against Mr. Livengood is ongoing.

Non-Management Directors

     Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive sessions at each regularly scheduled meeting of the Board of Directors without any members of management being present. Robert S. McCoy, Jr., Lead Independent Director, presides at these meetings of our non-management directors.

Director Attendance at Annual Shareholders’ Meeting

     Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Shareholders. All of our directors attended our 2007 Annual Meeting of Shareholders held on June 4, 2007.

Communications with Directors

     Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Company’s non-management directors or the Board of Directors generally, by writing to them in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Correspondence will be forwarded as directed by the writer. The Company may first review, sort and summarize such communications. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded.

     All concerns related to accounting, internal accounting controls or audit matters should be directed in writing to the Chair of the Audit Committee in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Director Nominations

   Nominations Process

     The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws.

   Identifying and Evaluating Nominees for Directors

     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, shareholders, director search firms or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. From time to time, the Nominating and Corporate Governance Committee has retained Heidrick & Struggles, Inc., a third-party search firm, to identify and evaluate director candidates. As described above, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board of Directors.

   Director Qualifications

     In our Corporate Governance Guidelines, our Board of Directors has established certain qualifications to be considered by the Nominating and Corporate Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should be persons who have achieved prominence in their respective fields and who have experience at a strategy/policy setting level or who have high-level managerial experience in a relatively complex organization, or who are accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should be willing to challenge and stimulate management and must be able to work as part of a team in an environment of trust. Directors shall be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Nominating and Corporate Governance Committee of the Board of Directors may, from time to time, establish additional qualifications for directors as it deems appropriate.

   Shareholder Nominations

     Our Nominating and Corporate Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote at such election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive offices setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also require that the nomination notice be submitted not less than 40 days nor more than 90 days prior to the Annual Meeting. You may contact the Krispy Kreme Secretary at our principal executive offices for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Nominating and Corporate Governance Committee will take into consideration the director qualifications set forth above. Krispy Kreme’s bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as directors at the Annual Meeting of Shareholders.

Codes of Ethics

     Krispy Kreme has adopted codes of business conduct and ethics applicable to its directors, officers and other employees, which are available on our website. Specifically, our Code of Business Conduct and Ethics is available at: http://www.krispykreme.com/code_of_ethics.pdf and our Code of Ethics for Chief Executive and Senior Financial Officers is available at: http://www.krispykreme.com/officers_ethics.pdf. Each of these documents is available in print to any shareholder who requests it by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Any amendment (other than any technical, administrative or other non-substantive amendment) to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

     C. Stephen Lynn, James H. Morgan, Robert L. Strickland and Togo D. West, Jr. served as members of the Compensation Committee during fiscal 2008. The current members of the Compensation Committee are Lynn Crump-Caine, C. Stephen Lynn, Lizanne Thomas and Togo D. West, Jr., Chair. Mr. Morgan ceased to be a member of the Compensation Committee upon his appointment as our President and Chief Executive Officer. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer which serves on our Board.

Executive Officers

     Set forth below is information as of April 10, 2008 regarding the executive officers who are not serving or nominated as directors:

Name (Age)	Information About the Executive Officers

Douglas R. Muir (54)	Douglas R. Muir was appointed Executive Vice President and Chief Financial Officer in June 2007. He joined Krispy Kreme as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. Prior to joining Oakwood Homes, he had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993. Mr. Muir is a certified public accountant.

Jeffrey B. Welch (54)	Jeffrey B. Welch has served as Senior Vice President and General Manager of Global Franchise Operations and Development since August 2007. He joined the Company as Senior Vice President of International and Development in April 2004. Prior to that, he was Vice President of Real Estate International with The Home Depot, Inc. from September 1999 to April 2004. From 1991 to 1999, Mr. Welch held various positions with Yum! Brands, Inc., the most recent being Vice President of Franchising and Business Development for Europe, Africa and the Middle East.

Kenneth J. Hudson (57)	Kenneth J. Hudson has served as Senior Vice President of Human Resources and Organizational Development since February 2005. He joined Krispy Kreme in October 2003 as Vice President of Human Resources. From January 2000 to August 2003, Mr. Hudson was Vice President of Human Resources at Lexington Home Brands. Prior to joining Lexington Home Brands, he had general management experience in operations and human resources in various public and privately-held companies, including Delta Airlines, Thomas Built Busses, Blessings Corporation and General Electric Company. Through these different company assignments, Mr. Hudson developed expertise in new business start-up in Europe and the United States, and domestic and international mergers and acquisitions.

Name (Age)	Information About the Executive Officers

Steven A. Lineberger (50)	Steven A. Lineberger has served as Senior Vice President and General Manager of U.S. Company Operations since August 2007. He served as Senior Vice President of Strategic Growth Initiatives from February to August 2007. Mr. Lineberger joined Krispy Kreme as Vice President of Brand Development in August 2006. Prior to joining Krispy Kreme, he was Chief Operating Officer of First Presbyterian Church in Winston-Salem, North Carolina from June 1999 to May 2006. Prior to that, he was a senior executive at Sara Lee Corporation, where he worked for 17 years in various marketing and general executive management roles, leading highly integrated manufacturing and supply chain operations across numerous facilities and multiple countries, including as President and CEO of Sara Lee Casualwear and Footwear from 1994 to 1999.

Darryl R. Marsch (42)	Darryl R. Marsch has served as Vice President, Associate General Counsel and Assistant Secretary since January 2008. Mr. Marsch joined Krispy Kreme in May 2007 as Vice President and Associate General Counsel. Prior to that, Mr. Marsch was Senior Counsel for R.J. Reynolds Tobacco Company from November 1998 to May 2007. From September 1991 to October 1998, Mr. Marsch was an associate at the law firm of Jones Day in Washington, D.C.

M. Bradley Wall (36)	M. Bradley Wall has served as Senior Vice President of Supply Chain since February 2007. Prior to that, Mr. Wall served as our Vice President of Manufacturing Operations from July 2005 to February 2007, Vice President of Beverage Operations from February 2004 to July 2005 and Vice President of Business Development from February 2003 to February 2004. Prior to that, he held various management positions in our Business Development Department and Financial Planning and Analysis Department. Mr. Wall joined Krispy Kreme in July 1995 as a systems analyst.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(Item Number 2 on the Proxy Card)

     The Audit Committee appointed PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm, to audit Krispy Kreme’s financial statements for its fiscal year ending February 1, 2009 (“fiscal 2009”). PricewaterhouseCoopers LLP has served as independent registered public accounting firm to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law or by our articles of incorporation or bylaws, our management believes that such ratification is desirable.

     The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm to Krispy Kreme for fiscal 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     Over the past several years, our Company has been affected by numerous significant events, including governmental investigations and litigation, restatements of our financial statements, declines in our business performance and significant management and director changes. As a result of these and other events, our compensation practices and policies have been significantly affected.

     As previously disclosed, the Special Committee of the Board of Directors issued a report of its findings and directives for remedial actions in August 2005. As part of that report, the Special Committee directed that remedial actions be taken with respect to our compensation policies and practices, including that the Board must take an entirely fresh look at the compensation arrangements and perquisites for management and the directors.

     During fiscal 2007 and fiscal 2008, as directed by the Special Committee, the Compensation Committee reviewed all of the compensation arrangements and perquisites of management and the directors. The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”), assisted the Compensation Committee in its compensation evaluation. In addition, the Compensation Committee, with the assistance of Frederic Cook, evaluated and adjusted our annual and long-term incentive compensation programs to reflect our current governance standards.

Compensation Philosophy

     Our compensation policy emanates from our philosophy that compensation should reward employees (including our executive officers) for achievements which support the mission and strategic objectives of Krispy Kreme. This, in turn, will allow us to attract and retain well-qualified employees (including executive officers).

     Our compensation programs for executive officers are designed around three primary components:

1.	Base salary with targeted ranges determined by the market value of the position, with actual salaries determined based on the facts and circumstances of each executive officer and each individual situation.

2.	Cash incentive programs based on the annual performance of Krispy Kreme.

3.	Equity incentives designed to promote the attainment of longer-term goals related to “Sustainable Growth” (one of our corporate goals) and to focus executive officers on the creation of shareholder value.

     Our objective is to link executive compensation to our long-term economic performance and to align the interests of our executive officers with the interests of our shareholders. We use a blend of the three primary components of compensation in an effort to achieve these policies and objectives. In practice, we have targeted total compensation for each of our executive officers to be at or around the median total compensation for similar executive officers of the peer group of companies described below under “—Peer Group Review.” As part of the overall compensation package, we also provide our executive officers with employee benefits consistent with those offered to all employees and limited perquisites.

     The terms of any employment agreements with our executive officers are set to be consistent with our overall compensation philosophy.

Peer Group Review

     Among the factors that the Compensation Committee considers in its deliberations are the compensation policies and practices of companies amongst which we compete for talent. Frederic Cook periodically analyzes the total compensation opportunities being offered by those companies, the compensation vehicles being used by them to deliver compensation and their administrative policies and practices. In addition, Frederic Cook quantifies the aggregate share usage of these companies in connection with their long-term equity grant programs and looks at this information both on a share dilution basis as well as a value basis.

     The companies identified for these purposes were selected by Frederic Cook in conjunction with the Compensation Committee and, for the most recent fiscal year, consisted of the following:

  Applebee’s International, Inc.

  Buffalo Wild Wings, Inc.

  California Pizza Kitchen, Inc.

  The Cheesecake Factory Incorporated

  Chipotle Mexican Grill, Inc.

  CKE Restaurants, Inc.

  Cosi, Inc.

  Domino’s Pizza, Inc.

  IHOP Corp.

  Panera Bread Company

  Papa John’s International, Inc.

  Red Robin Gourmet Burgers, Inc.

  Ruby Tuesday, Inc.

  Sonic Corp.

  The Steak N Shake Company

     This list is reviewed periodically by Frederic Cook and the Compensation Committee in light of the competitive landscape and relative comparability of these companies, and we expect that this list will evolve over time. In addition to examining the publicly available information filed by these companies, Frederic Cook also periodically analyzes competitive pay and practices data contained in surveys published by various other compensation consulting organizations.

Elements of Executive Compensation

     The compensation program for executive officers consists of the following elements:

•	Base salary

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards, including:

	—	Stock Options

	—	Restricted Stock

•	Benefits and Perquisites

Base Salary

     Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies.

     Base salaries for executive officers are targeted to be at or around the median as compared to our peer group of companies. However, actual salaries are determined by the Compensation Committee based on the facts and circumstances of each executive officer and each individual situation.

     As discussed in more detail below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Related Agreements,” we have entered into employment agreements with James H. Morgan, Douglas R. Muir, Jeffrey B. Welch and Kenneth J. Hudson (all of our Named Executive Officers). Each of these agreements has provisions that set the minimum base salary of the executives. These agreements provide for annual base salaries for the terms of the agreements of $650,000, $330,000, $315,000 and $250,000 for Messrs. Morgan, Muir, Welch and Hudson, respectively. The Compensation Committee may, however, decide to increase the salaries of these executives from the minimum amounts stated in these contracts. For fiscal 2009, the Compensation Committee increased the base salaries of Mr. Muir and Mr. Welch from $330,000 and $315,000, respectively, to $342,000 and $340,000, respectively. These changes were implemented in light of our peer group analysis and as a result of performance by these executives.

     In fiscal 2008, pursuant to an employment agreement with Darryl G. Brewster, our former President and Chief Executive Officer, Mr. Brewster was provided an annual base salary of $700,000. Effective January 6, 2008, Mr. Brewster resigned as our President and Chief Executive Officer. Also in fiscal 2008, Michael C. Phalen, our former Chief Financial Officer, was provided an annual base salary of $345,000. His employment agreement provided for a base salary of $300,000. Mr. Phalen’s base salary was increased by the Compensation Committee from $300,000 to $325,000 for fiscal 2007 and from $325,000 to $345,000 for fiscal 2008, in each case, in light of our peer group analysis and as a result of his performance. Effective June 5, 2007, Mr. Phalen resigned as our Chief Financial Officer. The employment agreement for Ms. Michel, our former Executive Vice President and General Counsel, provided for a base salary of $330,000. The Compensation Committee increased her base salary to $342,000 for fiscal 2009 in light of our peer group analysis and as a result of her performance. Effective March 14, 2008, Ms. Michel resigned as our Executive Vice President and General Counsel.

Annual Incentives

     Annual cash incentives for executive officers are determined under our annual incentive plan. This plan was adopted by the Compensation Committee in July 2006 and was expanded to cover executive officers in December 2006. This plan ties the incentive compensation payable to the executive officers primarily to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders. These targets, which are selected by the Compensation Committee, are based on actual overall company performance compared to our business plan objectives and may include targets based on revenues, EBITDA, cash flow from operations, other company performance metrics and, to reflect the importance of building sustainable growth, other measurements based on progress in achieving our mission and strategic objectives. Consistent with the directives of the Special Committee, the targets will not be based, implicitly or explicitly, on meeting or exceeding any earnings guidance, consensus earnings estimates or similar measures. Performance targets are determined on an annual basis and awards are generally payable (in compliance with applicable tax rules regarding deferred compensation) in the first quarter of the fiscal year following the year in which performance is tested.

     The amount of cash incentive awards potentially payable to executive officers is determined based on (1) a target cash bonus amount which is set as a percentage of an individual officer’s salary and (2) how actual results compare to the targeted performance measures. In addition, we have had a general practice, in an executive’s first year of employment, in order to bolster our recruitment efforts, to guarantee a portion of such executive’s bonus for that first year. In fiscal 2008, Ms. Michel was guaranteed a bonus in the amount of $99,000 provided she remained employed by us as of February 3, 2008.

     The Compensation Committee has the authority under the annual incentive plan to adjust any goal with respect to the executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

     For fiscal 2008, the Compensation Committee assigned to Messrs. Muir, Welch, Hudson, Brewster and Phalen and Ms. Michel a cash bonus amount equal to 60%, 40%, 40%, 70%, 60% and 60% of such officer’s annual base salary (the “Target Cash Bonus Amount”). Pursuant to the terms of his employment agreement, Mr. Morgan was not eligible to receive a bonus for fiscal 2008. Each such officer would receive a specified percentage of his or her Target Cash Bonus Amount based upon the attainment of the particular business plan objectives selected by the Compensation Committee. As a result of Ms. Michel’s voluntary resignation, she was not entitled to receive any such bonus for fiscal 2008 other than the guaranteed amount of $99,000 pursuant to her employment agreement.

     For fiscal 2007, the Compensation Committee selected different performance metrics for our Chief Executive Officer than for the other Named Executive Officers. However, for fiscal 2008, the Compensation Committee aligned the metrics of the Chief Executive Officer with those of the rest of the executive team and selected metrics that address long-term strategic goals as well as short-term goals. The performance metrics set by the Compensation Committee for fiscal 2008 fell within three categories: (1) financial, (2) compliance and (3) strategic focus. For each metric within those categories, the Compensation Committee assigned up to three levels of performance: threshold, target and maximum. Upon achievement of threshold, target or maximum performance with respect to each of the performance metrics set by the Compensation Committee, a Named Executive Officer would be eligible to receive 50%, 100% or 150%, respectively, of the bonus potential for such metric. In fiscal 2008, only the financial metrics had a maximum level of performance assigned to them. If the threshold level performance for any particular metric was not met, the Named Executive Officer would not be eligible to receive any of the applicable portion of the bonus tied to such metric. The Compensation Committee also determined, in setting these metrics, that no incentive compensation would be paid (regardless of the extent to which any performance goals were met) if the Company did not maintain compliance with all of the financial covenants included in its secured credit facilities.

FISCAL 2008 PERFORMANCE METRICS

	THRESHOLD	TARGET	MAX	ACTUAL RESULTS
Financial Metrics (50% of bonus potential)
EBITDA (35%)	$32.0 million	$40.0 million	$45.0 million(1)	$32.0 million
Same Store Sales (15%)	0%	+2%	+4%	0%
Compliance Metrics (20% of bonus potential)
Material Weaknesses (10%)	<3	0	N/A	0
Reset Franchisee Base (10%)	2	4	N/A	0
Strategic Focus Metrics (30% of bonus potential)
Small Retail Concept Rollout (10%)	2	4	N/A	3
Restructure Business Plan (10%)	Obtain Board	$10 million of	N/A	>$10 million
	Approval	disposals/
		savings
International Revenue (10%)	+25%	+50%	N/A	+52%
____________________

(1)	To the extent actual EBITDA exceeded $45.0 million, the Target Cash Bonus Amount for each Named Executive Officer would be increased 1% for each 1% actual EBITDA exceeded $45.0 million.

     Financial metrics tie to or are derived from our financial statements. The EBIDTA metric was set with respect to EBITDA of Krispy Kreme for fiscal 2008. EBITDA, for these purposes, is defined the same way as it is defined in our secured credit facilities, which means, generally, consolidated net income or loss, exclusive of unrealized gains and losses on hedging instruments and gains or losses on the early extinguishment of debt, plus the sum of net interest expense, income taxes, depreciation and amortization, non-cash charges, store closure costs, costs associated with certain litigation and investigations, and extraordinary professional fees; and minus the sum of non-cash credits. The Compensation Committee has discretion to make adjustments to the EBITDA definition if it believes such adjustments are warranted. The same stores sales metric compares fiscal 2008 results to fiscal 2007 results.

     Compliance metrics relate to our continuing efforts to turn around and stabilize our business and to improve our internal control over financial reporting. The material weaknesses metric is tied to the number of material weaknesses in our internal control over financial reporting existing as of February 3, 2008. The reset franchisee base metric is tied to the number of markets that we refranchised during fiscal 2008.

     The strategic growth metrics relate to specific business initiatives for fiscal 2008. The small retail concept rollout metric is tied to the number of domestic small retail stores that were opened in fiscal 2008. The restructure business plan metric relates to a plan of asset disposals and cost savings for fiscal 2008. The international revenue metric compares fiscal 2008 international revenues to those in fiscal 2007.

     Based on actual performance in fiscal 2008, our Named Executive Officers would have been eligible to receive 60% of their Target Cash Bonus Amounts. However, during fiscal 2008, we repaid amounts outstanding under our secured credit facilities at the end of each of the first three fiscal quarters in order to reduce the likelihood of violation of the leverage ratio covenant contained in such facilities. As a result, the Compensation Committee determined that (although we did not actually breach any of the financial covenants), for purposes of the annual incentive plan, we did not maintain compliance with all of the financial covenants included in our secured credit facilities and thus, for fiscal 2008, no cash incentive awards under the annual incentive plan were given to the Named Executive Officers. As part of the Agreement and Release entered into with Mr. Brewster relating to his resignation, Mr. Brewster was entitled to receive a bonus for fiscal 2008 if other members of the executive management team (other than those entitled to an annual bonus by contract) received an award under the annual incentive plan for fiscal 2008. However, as noted above, no such awards were made. As a result of Mr. Phalen’s voluntary resignation, he was not entitled to receive any such bonus for fiscal 2008.

     On April 14, 2008, the Compensation Committee approved the payment of discretionary cash awards to Messrs. Muir, Welch and Hudson of $99,000, $63,000 and $50,000, respectively. These awards were equal to 30%, 20% and 20%, respectively, of the base salary of these executives. The Compensation Committee determined that such awards (along with cash awards to other employees) were warranted in order to make an investment in the Company’s employees at a critical time in the Company’s history and that retention and morale of the Company’s key employees was important as the Company continues in its turnaround efforts.

     In addition, Ms. Michel received a guaranteed bonus of $99,000 pursuant to the terms of her employment agreement.

Long-Term Stock Incentives

     We make long-term equity incentive grants under our 2000 Stock Incentive Plan.

Stock Options

     The granting of stock options to executive officers is intended to promote a longer-term perspective, to align the interests of the executive officers with those of the shareholders and to ensure proper focus on the creation of shareholder value as options only have value if the stock price increases over time.

     On September 11, 2007, stock options were granted to each of the Named Executive Officers as an employee retention device and part of a total annual compensation package, and are shown below under “Grants of Plan-Based Awards”. The Compensation Committee stated its desire to consider equity awards annually at its late August/early September meeting. The amount of stock options granted to each Named Executive Officer was based on level of seniority, and Frederic Cook advised the Compensation Committee that the awards were within the range of awards made by companies in the Company’s peer group. In addition, Ms. Michel was granted 100,000 options on April 23, 2007 pursuant to the terms of her employment agreement. Each of the options has a ten-year term however, as a result of Ms. Michel’s voluntary resignation, her 100,000 options will expire on June 12, 2008.

     On April 14, 2008, the Compensation Committee granted to Messrs. Muir, Welch and Hudson an additional 120,000, 100,000 and 100,000 stock options, respectively. The amount of stock options granted was based on level of seniority. The Compensation Committee determined to make this special grant in order to incentivize these executives, to provide them with a meaningful equity stake in the Company and to better align the interests of the executive officers with those of the shareholders.

     With respect to all fiscal 2008 and 2009 stock option grants, the vesting of stock options is contingent on continued service. In particular, these stock option grants (other than 50,000 stock options granted to Ms. Michel on April 23, 2007 pursuant to her employment agreement) become exercisable in four nearly equal or equal, as applicable, annual installments beginning one year following the date of the grant so long as the executive officer’s employment continues through the applicable vesting dates. Pursuant to the terms of Ms. Michel’s employment agreement, of the 50,000 options granted to her on April 23, 2007, that were not to vest in four equal annual installments, one-half of such options were to vest on the second anniversary of the grant date if the share price of the common stock underlying the options exceeded 120% of the exercise price for at least 10 consecutive trading days and the remaining one-half of such options were to vest on the second anniversary of the grant date if the share price of the common stock underlying the options has exceeded 140% of the exercise price for at least 10 consecutive trading days. All 100,000 stock options held by Ms. Michel will expire on June 12, 2008 as a result of her resignation on March 14, 2008.

     As part of the Agreement and Release entered into with Mr. Brewster relating to his resignation, the options granted to Mr. Brewster in fiscal 2008 fully vested upon his last date of employment, January 31, 2008, and will expire three years from the date of his last date of employment, or January 31, 2011.

     The options granted to Messrs. Muir, Hudson and Welch and Ms. Michel (as well as any common stock received upon exercise and any related gains on the sale of such underlying common stock) are subject to forfeiture in accordance with the terms of the option agreements if the executive engages in certain events of competition and/or solicitation or other detrimental acts (described in the option agreements to include engaging in competitive business activities, inducing customers or suppliers to cease doing business with the Company, interfering with the relationship between the Company and its employees, violating the Company’s securities trading policy, and similar activities) or if the executive violates confidentiality provisions or is terminated for cause. In addition, if the executive has exercised any option within the twelve-month period immediately prior to engaging in certain events of competition and/or solicitation or other detrimental acts, violating confidentiality provisions or being terminated for cause, the executive shall, upon request of the Company, return to the Company the gain realized by the executive in connection with such exercise.

     The options are subject, in certain cases, to accelerated vesting or forfeiture in the event of certain termination of employment events or in the event of a change of control. See “—Potential Payments upon Termination and Change in Control” below.

     The exercise price for all options granted under our 2000 Stock Incentive Plan is the closing price of our common stock on the date of grant.

Restricted Stock

     Similar to stock options, the granting of restricted stock to executive officers is intended to promote a longer-term perspective and to align the interests of the executive officer with those of the shareholders.

     On February 22, 2007, the Compensation Committee awarded restricted stock to Messrs. Muir, Welch, Hudson and Phalen, with a dollar value (based on the closing price of the stock on the date of the grant) equal to $120,000, $120,000, $76,000 and $195,000, respectively, and set the grant date to be March 1, 2007. These awards were based on Target Cash Bonus Amounts for each executive, and were awarded as an employee retention device as part of each executive’s fiscal 2008 compensation package. At the same meeting, the executives’ fiscal 2008 base salaries were also approved. The awards are shown in the Grants of Plan-Based Awards Table below. The shares will vest, provided that the executive’s employment continues through the applicable vesting dates, in four equal annual installments beginning March 1, 2008.

     On August 29, 2007, the Compensation Committee determined that awards of restricted stock would be granted to Messrs. Muir, Welch, Hudson and Brewster and Ms. Michel, of 36,923, 29,538, 29,538, 110,769 and 36,923 shares, respectively, with the date of grant to be September 11, 2007. These awards were awarded to the executives as an employee retention device and part of a total annual compensation package, and are shown in the Grants of Plan-Based Awards Table below. The Compensation Committee stated its desire to consider equity awards annually at its late August/early September meeting. The amount of restricted stock granted to each Named Executive Officer was based on level of seniority, and Frederic Cook advised the Compensation Committee that the awards were within the range of awards made by companies in the Company’s peer group. The shares will vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal annual installments beginning September 11, 2008. Mr. Brewster also received a grant of 5,376 shares of restricted stock on April 19, 2007. The Compensation Committee determined to grant these shares of restricted stock to Mr. Brewster in lieu of a portion of Mr. Brewster’s fiscal 2007 bonus.

     In addition, during fiscal 2008, Mr. Muir and Ms. Michel received initial grants of 15,000 and 20,000 shares of restricted stock, respectively, pursuant to their employment agreements. The restricted stock will vest provided that the executive’s employment continues through the applicable vesting dates, in four equal annual installments beginning on the first anniversary of the date of grant. Effective March 14, 2008, Ms. Michel resigned as our Executive Vice President and General Counsel.

     As part of the Agreement and Release entered into with Mr. Brewster relating to his resignation, Mr. Brewster was granted restricted stock units with respect to a number of shares of common stock having an aggregate fair market value (based on the closing price of the stock on January 4, 2008) equal to $1,190,000. As part of the same agreement, 50% of the unvested shares of restricted stock granted to Mr. Brewster fully vested upon his resignation and the other 50% were forfeited.

     All of the restricted stock granted to Mr. Phalen and Ms. Michel in fiscal 2008 was forfeited upon resignation.

     The shares of restricted stock are subject, in certain cases, to accelerated vesting or forfeiture in the event of certain termination of employment events or in the event of a change of control. See “—Potential Payments upon Termination and Change in Control” below.

Benefits and Perquisites

     Our executive officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Plan”), to which employees may contribute from 1% to 100% of their compensation (salary and bonus) to the plan on a tax deferred basis, subject to statutory limitations. We also have a nonqualified deferred compensation plan (the “401(k) Mirror Plan”) designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Employees can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case, reduced by amounts contributed to the 401(k) Plan. In addition, employees can contribute to the 401(k) Mirror Plan up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Plan and the 401(k) Mirror Plan.

     Executive officers also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. Our executive officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

     Perquisites provided to executive officers in the past have included items such as automobile allowances, club dues, tax and estate planning services and use of the corporate aircraft. Over the last three fiscal years, we significantly reduced the amount of perquisites provided to executive officers and certain of our executive officers, who were otherwise entitled to such benefits under their employment agreements, agreed to forego such benefits. Mr. Brewster was, however, prior to his resignation entitled to an “executive allowance” paid at the rate of $2,000 per month pursuant to his employment agreement, which was provided in lieu of providing him with specified perquisites. Mr. Morgan is currently entitled to a similar “executive allowance” paid at the rate of $2,000 per month pursuant to his employment agreement.

     We have a policy prohibiting personal use of the corporate aircraft subject to certain exceptions as approved by the Chairman of the Board. The Chairman of the Board approved an exception that permitted Mr. Brewster to use the corporate aircraft for some of his commuting activities in fiscal 2008.

Severance/Change of Control

     We do not maintain any severance or change of control plans. However, pursuant to the terms of certain employment agreements, option agreements and restricted stock agreements, executives are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “—Potential Payments upon Termination and Change in Control” below.

Management’s Role in Setting Executive Compensation

     Although the Compensation Committee establishes the Company’s compensation philosophy and makes the final determinations on all compensation paid to our executive officers, the Chief Executive Officer and the Senior Vice President of Human Resources make recommendations (often in consultation with Frederic Cook) regarding annual adjustments to the executive officers’ salaries and incentive award opportunities, as well as the designs of the incentive programs. The Senior Vice President of Human Resources participates in the recommendation process with respect to himself, but none of the other Named Executive Officers (including the Chief Executive Officer) participates in the recommendation process with respect to himself or herself.

Stock Ownership Guidelines

     We believe that officers should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the officers maintain this alignment, the Board of Directors adopted stock ownership guidelines to which all officers are expected to adhere. The guidelines for share ownership are as follows:

     CEO – stock valued at 300% of base salary
     Senior Vice President and above – stock valued at 100% of base salary
     Vice President – stock valued at 50% of base salary

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that officers will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, officers are expected to retain shares with a value equal to 50% of the net after-tax value of stock grants under our 2000 Stock Incentive Plan. Accordingly, in the case of restricted stock grants, officers are expected to retain shares with a value equal to 50% of the after-tax value of the restricted shares upon vesting; and in the case of stock options, officers are expected to retain shares with a value equal to 50% of the after-tax value of the shares received, net of the exercise price, upon exercise of the options.

Compensation Deductibility Policy

     A federal income tax deduction will generally be available for annual compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a public corporation only if such compensation is “performance-based” and complies with certain other tax law requirements. Although our policy is to maximize the deductibility of all executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible under Section 162(m) of the Code when it is in the best interests of Krispy Kreme to do so.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Togo D. West, Jr., Chair
Lynn Crump-Caine
C. Stephen Lynn
Lizanne Thomas

Summary Compensation Table

     Set forth below is summary compensation information for each person who was (1) at any time during fiscal 2008 our Chief Executive Officer or Chief Financial Officer and (2) at February 3, 2008, one of our three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	Total ($)
James H. Morgan	2008	$163,253	—	$110,106	$30,754	—	—	—	$304,113
President and	2007	—	—	—	—	—	—	—	—
Chief Executive
Officer(6)

Douglas R. Muir,	2008	$325,000	$99,000	$59,631	$337,882	—	—	—	$821,513
Executive Vice	2007	$300,000	—	—	$81,079	$27,000	—	—	$408,079
President and
Chief Financial
Officer(7)

Sandra K. Michel,	2008	$255,962	$99,000	$51,726	$180,004	—	—	$46,221	$632,913
Former Executive	2007	—	—	—	—	—	—	—	—
Vice President and
General Counsel(8)

Jeffrey B. Welch,	2008	$315,000	$63,000	$37,352	$480,147	—	—	—	$895,499
Senior Vice	2007	$300,000	—	—	$226,175	$27,000	—	—	$553,175
President and
General Manager
of Global Franchise
Operations and
Development

Kenneth J. Hudson,	2008	$223,750	$50,000	$27,256	$348,007	—	—	—	$649,013
Senior Vice	2007	$190,000	—	—	$93,754	$17,100	—	—	$300,854
President of
Human Resources
and Organizational
Development

Daryl G. Brewster,	2008	$700,000	—	$2,070,816	$141,555	—		$1,283,773	$4,196,144
Former President	2007	$634,487	—	$578,653	$586,590	$489,150	—	$358,958	$2,647,838
and Chief
Executive Officer(6)

Michael C. Phalen,	2008	$115,884	—	—	—	—	—	—	$115,884
Former Chief	2007	$325,000	—	—	$101,352	$43,875	—	$14,852	$485,079
Financial Officer(9)
____________________

(1)	In the case of Messrs. Muir, Welch and Hudson, represents discretionary cash awards paid for fiscal 2008. The amount shown for Ms. Michel represents the guaranteed bonus payable for fiscal 2008 pursuant to the terms of Ms. Michel’s employment agreement.

(2)	Amounts represent the compensation cost recognized with respect to restricted stock units and restricted stock awards, determined in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”) (except that estimated forfeitures have been disregarded for this purpose). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2008 Form 10-K.

The amount shown for Mr. Brewster in fiscal 2008 reflects (1) $539,597 representing the compensation cost recognized with respect to restricted stock vesting in fiscal 2008 relating to awards to Mr. Brewster made prior to his resignation on January 6, 2008, (2) $341,219 representing the compensation cost recognized with respect to 120,573 previously unvested shares of restricted stock which, in accordance with the Agreement and Release executed on that date in connection with Mr. Brewster’s resignation, vested upon Mr. Brewster’s termination of employment with us effective January 31, 2008, and (3) an award of restricted share units with respect to 420,495 shares of common stock made to Mr. Brewster in connection with his termination of employment having an aggregate fair value of $1,190,000 as of January 6, 2008.

(3)	Amounts represent the compensation cost recognized with respect to stock options, determined in accordance with FAS 123(R) (except that estimated forfeitures have been disregarded for this purpose). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2008 Form 10-K.

The amount shown for Mr. Brewster in fiscal 2008 reflects (1) the compensation cost recognized with respect to stock options vesting in fiscal 2008 relating to awards to Mr. Brewster made prior to his resignation on January 6, 2008, (2) $171,431 representing the compensation cost recognized with respect to stock options for 201,399 shares which, in accordance with the Agreement and Release, vested upon Mr. Brewster’s termination of employment with us, less (3) the aggregate fair value as of January 6, 2008 of stock options with respect to 166,666 shares which previously had vested, but which Mr. Brewster surrendered in connection with his termination of employment.

(4)	In the case of Messrs. Muir, Welch, Hudson and Phalen, represents cash bonuses paid for fiscal 2007 under our annual incentive plan and, in the case of Mr. Brewster, represents the cash bonus paid for fiscal 2007 pursuant to the terms of his employment agreement and the bonus arrangements determined by the Compensation Committee. No bonuses under the annual incentive plan were paid with respect to fiscal 2008.

(5)	Includes all “gross-ups” or other amounts reimbursed to the indicated executive officer during the fiscal year for the payment of taxes, our contributions to the executive’s account in our 401(k) Plan and 401(k) Mirror Plan, as applicable, and each perquisite or other personal benefit received by the Named Executive Officer during the fiscal year where the total of all perquisites and other personal benefits received by the Named Executive Officer exceeded $10,000 during such year.

Other annual compensation for Ms. Michel consists of (1) $24,594 of temporary living expenses reimbursed pursuant to the terms of Ms. Michel’s employment agreement, including a gross up of $10,194 for income and Medicare taxes; (2) $19,152 of commuting expenses reimbursed pursuant to the terms of Ms. Michel’s employment agreement, including a gross up of $7,939 for income and Medicare taxes, and (3) $2,475 of our contributions to Ms. Michel’s account in our 401(k) Plan.

Other annual compensation for Mr. Brewster in fiscal 2008 consists of (1) $49,932 for personal use of the corporate aircraft and reimbursement for commercial air travel for commuting purposes (of which $25,295 is attributable to personal use of the corporate aircraft), including a gross up of $13,292 for income and Medicare taxes, (2) $24,000 of cash “executive allowance” paid at the rate of $2,000 per month pursuant to Mr. Brewster’s employment agreement, (3) a total of $494,737 of our required contribution to Mr. Brewster’s account in our 401(k) Mirror Plan ($145,812 of which vested in fiscal 2008, $291,624 of which vested pursuant to Mr. Brewster’s employment agreement as a consequence of his termination of employment with us, and $57,301 of which we contributed as compensation for interest on the unfunded contributions), (4) $700,000 representing severance pay to be paid out in 12 equal monthly installments, and (5) $15,104 representing the estimated cost of providing Mr. Brewster 18 months of continued health insurance coverage. Pursuant to the terms of Mr. Brewster’s employment agreement, we were required to credit Mr. Brewster’s account under our 401(k) Mirror Plan in the amount of $826,251 (the present value as of March 6, 2006 equal to the excess of (i) $1,374,631 on November 30, 2011 over (2) the actuarial present value on November 30, 2011 of Mr. Brewster’s vested accrued benefit under the qualified and non-qualified defined benefit pension plans of Kraft Foods, Inc. (determined using the actuarial assumptions set forth in such plans)). Such amount vested in equal monthly installments beginning April 1, 2006 and ending November 1, 2011, so long as Mr. Brewster remained employed by us on such dates. Pursuant to the terms of Mr. Brewster’s employment agreement, an additional 24 installments of such amount vested upon Mr. Brewster’s termination of employment with us effective January 31, 2008. See “Nonqualified Deferred Compensation” below. We value personal use of the corporate aircraft under the incremental cost method. The incremental cost method represents the incremental cost to us of personal usage of the corporate aircraft and is calculated based on the direct operating costs to us, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs.

Other annual compensation for Mr. Brewster in fiscal 2007 consists of (1) $151,099 for personal use of the corporate aircraft and reimbursement for commercial air travel for commuting purposes (of which $100,796 is attributable to personal use of the corporate aircraft), including a gross up of $31,213 for income and Medicare taxes, (2) $23,305 in legal fees reimbursed pursuant to the provisions of Mr. Brewster’s employment agreement, including a gross-up of $338 for Medicare taxes; (3) $28,893 of temporary living expenses reimbursed pursuant to the terms of Mr. Brewster’s employment agreement, including a gross up of $12,915 for income and Medicare taxes; (4) $22,000 of cash “executive allowance” paid at the rate of $2,000 per month pursuant to Mr. Brewster’s employment agreement; and (5) $133,661 of our contribution to Mr. Brewster’s account in our 401(k) Mirror Plan which vested in fiscal 2007.

Other annual compensation for Mr. Phalen in fiscal 2007 consists of (1) $5,102 in reimbursements of club dues, including a gross up of $74 for Medicare taxes due, and (2) $9,750 of our contributions to Mr. Phalen’s accounts in our 401(k) Plan and 401(k) Mirror Plan.

(6)	Effective January 6, 2008, Mr. Brewster resigned as our President and Chief Executive Officer and Mr. Morgan was appointed as our President and Chief Executive Officer. This table includes compensation paid or accrued with respect to Mr. Morgan’s service as Chairman of the Company’s Board of Directors prior to his election as President and Chief Executive Officer on January 6, 2008. Specifically, $115,753 of the amount shown as salary represents fees earned or paid in cash in his capacity as a director in fiscal 2008. In addition, the amounts shown for stock awards and option awards relate to grants he received in his capacity as a director.

(7)	Effective June 5, 2007, Mr. Muir was appointed as our Executive Vice President and Chief Financial Officer.

(8)	Effective March 14, 2008, Ms. Michel resigned as our Executive Vice President and General Counsel.

(9)	Effective June 5, 2007, Mr. Phalen resigned as our Chief Financial Officer.

Grants of Plan-Based Awards

     The following table shows information about plan-based awards granted during fiscal 2008 to the Named Executive Officers.

						All Other		All Other
						Stock Awards:		Option
						Number		Awards:		Exercise	Grant Date
			Estimated Future Payouts Under			of Shares		Number of		or Base	Fair Value
			Non-Equity Incentive Plan			of Stock		Securities		Price of	of Stock
			Awards(2)			or		Underlying		Option	and Option
	Grant	Action	Threshold	Target	Maximum	Units(3)		Options(4)		Awards(5)	Awards(6)
Name	Date	Date(1)	($)	($)	($)	(#)		(#)		($/Sh)	($)
James H. Morgan	3/1/07	2/22/07	—	—	—	11,707	(7)	—		—	$120,000
Douglas R. Muir			$99,000	$198,000	$297,000	—		—		—	—
	3/1/07	2/22/07	—	—	—	11,707	(8)	—		—	$120,000
	6/5/07	4/23/07	—	—	—	15,000	(9)	—		—	$120,750
	9/11/07	8/29/07	—	—	—	36,923	(12)	—		—	$125,910
	9/11/07	8/29/07	—	—	—	—		67,133	(11)	$3.41	$130,110
Sandra K. Michel			$99,000	$198,000	$297,000	—		—		—	—
	4/23/07	4/10/07	—	—	—	20,000	(12)	—		—	$204,000
	4/23/07	4/10/07	—	—	—	—		100,000	(13)	$10.20	$577,900
	9/11/07	8/29/07	—	—	—	36,923	(12)	—		—	$125,910
	9/11/07	8/29/07	—	—	—	—		67,133	(13)	$3.41	$130,110
Jeffrey B. Welch			$63,000	$126,000	$189,000	—		—		—	—
	3/1/07	2/22/07	—	—	—	11,707	(8)	—		—	$120,000
	9/11/07	8/29/07	—	—	—	29,538	(10)	—		—	$100,720
	9/11/07	8/29/07	—	—	—	—		53,706	(11)	$3.41	$104,090
Kenneth J. Hudson			$50,000	$100,000	$150,000	—		—		—	—
	3/1/07	2/22/07	—	—	—	7,415	(8)	—		—	$76,000
	9/11/07	8/29/07	—	—	—	29,538	(10)	—		—	$100,720
	9/11/07	8/29/07	—	—	—	—		53,706	(11)	$3.41	$104,090
Daryl G. Brewster			$245,000	$490,000	$735,000	—		—		—	—
	4/19/07	4/10/07	—	—	—	5,376	(14)	—		—	$54,350
	9/11/07	8/29/07	—	—	—	110,769	(14)	—		—	$377,720
	9/11/07	8/29/07	—	—	—	—		201,399	(15)	$3.41	$390,330
	1/6/08	—	—	—	—	420,495	(14)	—		—	$1,190,000
Michael C. Phalen			$102,000	$204,000	$306,000	—		—		—	—
	3/1/07	2/22/07	—	—	—	19,024	(16)	—		—	$195,000
____________________

(1)	Applicable only to equity awards with respect to which the grant date of the award differs from the date on which the Compensation Committee took action to grant the award. For such awards, the date the Compensation Committee took action appears under the column “Action Date.” With respect to awards with a grant date of September 11, 2007, the Compensation Committee determined on August 29, 2007 the number of shares of restricted stock and the number of stock options to be issued, and established September 11, 2007 as the grant date for each of these awards. With respect to awards with a grant date of March 1, 2007 (other than Mr. Morgan’s), the Compensation Committee determined on February 22, 2007 the dollar value of the restricted stock awards (with the number of shares to be determined based on the closing price of the stock on the date of grant, which was established at that same meeting to be March 1, 2007). With respect to Mr. Muir’s June 5, 2007 grant, the action date of April 23, 2007 represents the date of his employment agreement pursuant to which we agreed to make the grant of restricted shares to him. With respect to Ms. Michel’s April 23, 2007 grants, the action date of April 10, 2007 represents the date her employment agreement, pursuant to which we agreed to make the grant of stock options and restricted stock to her, was approved by the Compensation Committee. The April 23, 2007 grant date is the date the employment agreement was entered into. With respect to Mr. Brewster’s April 19, 2007 grant, the action date of

April 10, 2007 represents the date that the Compensation Committee determined that a portion of Mr. Brewster’s fiscal 2007 bonus would be awarded in shares of restricted stock. With respect to Mr. Morgan’s March 1, 2007 grant, the action date of February 22, 2007 represents the date the Compensation Committee approved the compensation program for non-management directors, which included a grant of restricted stock units.

(2)	These columns show the potential value of the payout for each Named Executive Officer under the annual incentive plan if the threshold, target or maximum goals are satisfied with respect to each of the performance measures set by the Compensation Committee for fiscal 2008 under the annual incentive plan and based on the Named Executive Officer’s specified Target Cash Bonus Amount. To the extent actual EBITDA exceeded $45.0 million (the maximum goal for EBITDA, which was one of the performance measures), the Target Cash Bonus Amount for each Named Executive Officer would be increased 1% for each 1% actual EBITDA exceeded $45.0 million. In all cases, the business measurements, performance goals and salary percentage targets for determining these payouts are described under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives” above. In the case of Mr. Brewster, his potential award was modified pursuant to the Agreement and Release entered into with Mr. Brewster relating to his resignation. The Agreement and Release provided that in the event members of the executive management team of the Company (other than those entitled to an annual bonus by contract) received annual bonuses with respect to fiscal 2008 under the annual incentive plan, he would be paid a bonus under such plan equal to the product of (i) $490,000 multiplied by (ii) a fraction, the numerator of which is the aggregate annual bonus paid to such senior executives (other than those entitled to an annual bonus by contract) under such plan for fiscal 2008, and the denominator of which is the aggregate target bonus for such senior executives (other than those entitled to an annual bonus by contract) for fiscal 2008.

(3)	Represents awards of restricted stock and restricted stock units.

(4)	Represents awards of stock options.

(5)	The exercise price of each option is equal to the closing price of our common stock on the date of grant.

(6)	This column shows the aggregate grant date fair value of stock options, restricted stock and restricted stock units granted in fiscal 2008 determined in accordance with FAS 123(R). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2008 Form 10-K.

(7)	Reflects a grant of restricted stock units to Mr. Morgan in his capacity as a director prior to the time Mr. Morgan became our President and Chief Executive Officer. The units vested in four equal quarterly installments on June 1, 2007, September 1, 2007, December 1, 2007 and March 1, 2008.

(8)	The shares of restricted stock will vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011.

(9)	The shares of restricted stock will vest, provided that the executive’s employment continues through the applicable vesting dates, in four equal installments, on June 5, 2008, June 5, 2009, June 5, 2010 and June 5, 2011.

(10)	The shares of restricted stock will vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on September 11, 2008, September 11, 2009, September 11, 2010 and September 11, 2011.

(11)	These options will vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on September 11, 2008, September 11, 2009, September 11, 2010 and September 11, 2011.

(12)	As a result of Ms. Michel’s resignation on March 14, 2008, her restricted stock was forfeited.

(13)	As a result of Ms. Michel’s resignation on March 14, 2008, her options will terminate on June 12, 2008 in accordance with the terms of her stock option agreements. None of these options vested prior to her resignation and none of them will vest prior to their termination.

(14)	On January 6, 2008, Mr. Brewster resigned as President and Chief Executive Officer. Pursuant to the Agreement and Release entered into with Mr. Brewster on January 6, 2008 relating to his resignation, (i) of the 5,376 shares of the restricted stock granted to him on April 19, 2007, 2,688 shares vested on January 31, 2008, the date of his termination of employment, and 2,688 shares were cancelled, (ii) of the 110,769 shares of the restricted stock granted to him on September 11, 2007, 55,385 shares vested on January 31, 2008, and the remaining 55,384 shares were cancelled and (iii) on January 6, 2008, we granted him restricted stock units with a fair market value of $1,190,000 based on the closing price on January 4, 2008 (the last business date prior to the date of his agreement) representing 420,495 restricted stock units. The shares granted to Mr. Brewster under (iii) above were distributed to Mr. Brewster on April 15, 2008.

(15)	Pursuant to the Agreement and Release entered into with Mr. Brewster relating to his resignation as President and Chief Executive Officer on January 6, 2008, these options vested on January 31, 2008, the last day of his employment with the Company, and will expire on January 31, 2011.

(16)	The shares of restricted stock were forfeited on June 5, 2007, the effective date of Mr. Phalen’s resignation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment and Related Agreements

     We have employment agreements with each of our Named Executive Officers. We also had employment agreements with each of Messrs. Brewster and Phalen and Ms. Michel prior to their resignation. Upon the resignation of Mr. Brewster, we entered into an Agreement and Release with him.

Named Executive Officers (employed as of the end of fiscal 2008)

     The employment agreements with each of the Named Executive Officers employed as of the end of fiscal 2008 are substantially similar except with respect to salary, bonus and equity grant terms and except as noted below.

James H. Morgan

     On February 27, 2008, we entered into an employment agreement with Mr. Morgan, pursuant to which he serves as our President and Chief Executive Officer. His employment became effective on January 6, 2008 and will terminate on January 6, 2011, but will be extended for successive one-year periods unless any party elects not to extend. The employment agreement also provides that Mr. Morgan shall continue to serve as Chairman of the Board of Directors of the Company for as long as the Board desires. During the term of the employment agreement, Mr. Morgan is entitled to receive a minimum annual salary of $650,000 (which may be increased but not decreased by the Compensation Committee) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 70% of his base salary. Mr. Morgan will not receive a bonus for the Company’s fiscal year ended February 3, 2008. Mr. Morgan may elect to receive bonus amounts that may become payable for any future fiscal year in equity instead of cash. The agreement provided for a grant of options to purchase 500,000 shares of our common stock. The employment agreement also provides that Mr. Morgan will receive: (a) an executive allowance of $2,000 per month; (b) reimbursement for expenses reasonably incurred in connection with his relocation to Winston-Salem, North Carolina, incurred within one year following January 6, 2008; and (c) expenses incurred for temporary housing expenses through the earlier of July 6, 2008 and the day on which Mr. Morgan purchases a house in the Winston-Salem, North Carolina area. The base salary and any other compensation are in lieu of any compensation Mr. Morgan would otherwise receive as a member of the Board of Directors.

Douglas R. Muir

     On April 23, 2007, we entered into an employment agreement with Mr. Muir, which agreement was amended on November 8, 2007, pursuant to which he serves as our Chief Financial Officer and an Executive Vice President. The employment agreement became effective on June 5, 2007 and will terminate on June 5, 2010, but will be extended for successive one-year periods unless any party elects not to extend. During the term of the employment agreement, Mr. Muir is entitled to receive a minimum annual salary of $330,000 (which may be increased but not decreased by the Compensation Committee) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 60% of his base salary. The agreement provided for an initial grant of 15,000 restricted shares of our common stock effective June 5, 2007.

Sandra K. Michel

     On April 23, 2007, we entered into an employment agreement with Ms. Michel, which agreement was amended on October 3, 2007 and November 8, 2007, pursuant to which she served as our Executive Vice President and General Counsel. As noted above, Ms. Michel resigned effective March 14, 2008. The agreement provided that Ms. Michel was entitled to receive a minimum annual salary of $330,000 (which could be increased but not decreased by the Compensation Committee) and was eligible to receive an annual bonus under our incentive plans, with her annual target bonus set at 60% of her base salary. Ms. Michel was entitled to a minimum bonus of $99,000 payable for fiscal 2008 if Ms. Michel remained employed by the Company through February 3, 2008. The agreement provided for an initial grant on April 23, 2007 of (i) 20,000 restricted shares of our common stock and (ii) options to purchase 100,000 shares of our common stock.

Jeffrey B. Welch

     On November 7, 2007, we entered into an employment agreement with Mr. Welch, pursuant to which he serves as our Senior Vice President and General Manager of Global Franchise Operations and Development. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. During the term of the employment agreement, Mr. Welch is entitled to receive a minimum annual salary of $315,000 (which may be increased but not decreased by the Compensation Committee) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary.

Kenneth J. Hudson

     On November 7, 2007, we entered into an employment agreement with Mr. Hudson, pursuant to which he serves as our Senior Vice President of Human Resources and Organizational Development. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. During the term of the employment agreement, Mr. Hudson is entitled to receive a minimum annual salary of $250,000 (which may be increased but not decreased by the Compensation Committee) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary.

     Common Terms. The employment agreements entitle these Named Executive Officers to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. In addition, Mr. Muir is entitled, and Ms. Michel was entitled, to receive reimbursement for expenses necessary to maintain an effective professional license and reasonable professional association membership fees.

     If any Named Executive Officer resigns or terminates his or her employment without “good reason” or his or her employment agreement is terminated by Krispy Kreme for “cause,” he or she will be entitled to receive the base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Voluntary resignation is not a breach of the employment agreement.

     If the agreement is terminated by us without cause or by a Named Executive Officer for good reason, such Named Executive Officer generally is entitled to the following:

  An amount equal to his or her current annual base salary through the termination date;

  With respect to Mr. Morgan, an amount equal to two times his base salary for the year of termination, and with respect to each other Named Executive Officer, an amount equal to one times his or her base salary for the year of termination;

  An amount, payable as soon as practicable following the date of termination, equal to a bonus for the year of termination calculated as a pro rated target annual bonus for the number of months during the bonus year prior to the date of termination; and

  Medical benefits for up to eighteen months (or, in the case of Mr. Morgan, twelve months) after the date of termination;

provided, that if Mr. Muir’s employment is terminated by Krispy Kreme not for cause prior to December 31, 2008, then Mr. Muir shall receive an amount equal to two times (instead of one times) his base salary for the year of termination.

     The employment agreements define “cause” to mean, generally: (1) failure or refusal by the Named Executive Officer to perform his or her lawful and proper duties; (2) conviction of or plea of nolo contendere to any felony; (3) acts constituting fraud, theft or embezzlement or that otherwise constitute a felony which results or was intended to result in gain or personal enrichment at the expense of Krispy Kreme; (4) insubordination to Krispy Kreme’s most senior executive officers; or (5) willful violation of any material provision of the code of ethics of Krispy Kreme.

     The employment agreements define “good reason” to mean, generally: (1) the failure of Krispy Kreme to pay any material amount of compensation due under such employment agreement; (2) the applicable Named Executive Officer is no longer the most senior officer in his or her respective area of expertise; (3) a change in duties or responsibilities materially inconsistent with the status as the most senior officer in the Named Executive Officer’s area of expertise; (4) any requirement to relocate; (5) any material breach by Krispy Kreme of the employment agreement; or (6) the giving by Krispy Kreme of a notice of nonextension of the term of the employment agreement at either the end of the initial term or the end of the first, second or third one-year extensions. In addition, the following are also considered “good reason” under Mr. Morgan’s employment agreement: (1) the failure of Mr. Morgan to be appointed or elected (or reelected) to the Board of Directors, or his removal from the Board of Directors other than for “cause” and (2) a “change in control.”

     If the employment of a Named Executive Officer is terminated by reason of death or permanent disability, he or she will be entitled to the following: (1) his or her base salary through the date of termination; and (2) medical benefits for up to 18 months after the date of termination. In addition, in the event of a Named Executive Officer’s permanent disability, insurance benefits will continue under Krispy Kreme’s long term disability plan in accordance with its terms.

     In the event that any Named Executive Officer (other than Mr. Morgan) is terminated without cause or terminates his or her employment for good reason within two years after a “change of control”, such Named Executive Officer will be (or, in the case of Ms. Michel, would have been) entitled to: (1) an amount equal to his or her current annual base salary through the termination date; (2) (a) with respect to Mr. Muir and Ms. Michel, an amount equal to two times the sum of the base salary and the target annual bonus for the year of termination and (b) with respect to Mr. Welch and Mr. Hudson, an amount equal to one and a quarter times the sum of the base salary and the target annual bonus for the year of termination; (3) an amount, payable as soon as practicable following the date of termination, equal to a bonus for the year of termination calculated as a pro rated target annual bonus for the number of months during the bonus year prior to the date of termination; and (4) medical benefits for up to eighteen months after the date of termination. As noted above, a change of control itself constitutes “good reason” for Mr. Morgan to terminate his employment. In addition, in the event of a change in control, Mr. Morgan’s stock options and restricted stock will become fully vested, provided, that accelerated vesting of the restricted stock or stock options will not occur if Mr. Morgan continues as chief executive officer of the surviving entity (and such entity is a publicly traded entity) and either Krispy Kreme’s stock remains outstanding or replacement equity awards are granted by the surviving entity so long as the terms of the employment agreement are expressly assumed by the surviving entity.

     The employment agreements define “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) the consummation of a merger or consolidation involving Krispy Kreme if the shareholders of Krispy Kreme, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting stock of the surviving company in substantially the same proportion as their ownership of voting stock of Krispy Kreme immediately before such merger or consolidation; (3) a sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) a change in the majority composition of the Board not approved by a majority of the directors in office before the change; or (5) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme, provided that Mr. Morgan’s employment agreement provides that an event will be treated as a “change in control” for purposes of the agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to Krispy Kreme.

     The employment agreements provide that if any payment, benefit, award or distribution by us to the Named Executive Officer would be subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code (or any corresponding provisions of state or local tax law), then such Named Executive Officer will receive an additional gross-up amount (subject to certain exceptions specified in the employment agreement) designed to place him or her in the same after-tax position as if the excise tax had not been imposed.

     The employment agreements provide that the Named Executive Officer is subject to a non-compete provision during the term of his or her employment and for a period of one year following the date of termination and is subject to a non-solicitation provision during the term of his or her employment and for a period of two years following the date of termination.

Named Executive Officers (not employed as of the end of fiscal 2008)

Daryl G. Brewster

     On March 6, 2006, we entered into an employment agreement with Mr. Brewster, pursuant to which he served as our President and Chief Executive Officer. On January 6, 2008, Mr. Brewster resigned as our President and Chief Executive Officer and we entered into an Agreement and Release with Mr. Brewster relating to his resignation.

     Pursuant to his employment agreement, Mr. Brewster was entitled to receive a minimum annual base salary of $700,000 and was eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 70% of his base salary. The agreement provided for an initial grant of options to purchase 500,000 shares of our common stock and an initial grant of 300,000 restricted shares of our common stock. Mr. Brewster was entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. In addition, Mr. Brewster received an executive allowance of $2,000 per month.

     Pursuant to the employment agreement, we agreed to credit an account for Mr. Brewster under our 401(k) Mirror Plan with an amount having a present value (determined using an interest rate of 5%, compounded annually) equal to the excess of (i) $1,374,631 on November 30, 2011 over (ii) the actuarial present value on November 30, 2011 of Mr. Brewster’s vested accrued benefit under the qualified and non-qualified defined benefit pension plans of Kraft Foods, Inc. (determined using the actuarial assumptions set forth in such plans). This present value amount was determined on March 6, 2006, the effective date of Mr. Brewster’s employment, to be $826,251. Such account was to vest in equal monthly installments, beginning April 1, 2006 and continue on the first day of each month thereafter through November 1, 2011. In the event Mr. Brewster’s employment was terminated by Krispy Kreme not for “cause” or by Mr. Brewster for “good reason” or Mr. Brewster’s employment terminated due to his death or permanent disability, an additional portion of the account would become vested at the time of such termination of employment equal to the percentage that would have vested if Mr. Brewster had remained employed for an additional two years. Pursuant to the Agreement and Release, we agreed to pay $628,398 to Mr. Brewster on August 1, 2008 in full payment of this obligation.

     The terms of the Agreement and Release generally superseded the provisions of the employment agreement relating to post-termination benefits. In particular, the Agreement and Release provided for the following:

  The payment to Mr. Brewster of an aggregate of $700,000 in cash, payable in 12 equal monthly installments, commencing in February 2008 (which payments are subject to termination if Mr. Brewster beaches his noncompetition, nonsolicitation or confidentiality obligations).

  A grant to Mr. Brewster of restricted stock units with a fair market value of $1,190,000 based on the closing price on January 4, 2008 representing 420,495 restricted stock units (which shares were distributed to Mr. Brewster on April 15, 2008).

  Options granted to Mr. Brewster in fiscal 2008 vested on January 31, 2008 and will terminate on January 31, 2011.

  With respect to all previously granted unvested restricted shares, 50% of such shares vested on January 31, 2008 and the other 50% of such shares were forfeited on January 31, 2008.

  Continuation of medical insurance coverage benefits for 18 months following the termination date, January 31, 2008 (or such earlier date if he receives substantially comparable benefits from another employer).

  The payment of a bonus for fiscal 2008 under the annual incentive plan in the event members of the executive management team of the Company (other than those entitled to an annual bonus by contract) received annual bonuses with respect to fiscal 2008 under the annual incentive plan.

  As noted above, the payment of $628,398 to Mr. Brewster on August 1, 2008 in full payment of our non-qualified deferred compensation obligation to him.

  Mutual releases from us and Mr. Brewster.

  The continuation of the confidentiality, indemnification, noncompetition and nonsolicitation provisions of the employment agreement.

     The employment agreement (as continued by the Agreement and Release) provides that Mr. Brewster is subject to a non-compete provision for a period of one year following the date of termination and is subject to a non-solicitation provision for a period of two years following the date of termination.

Michael C. Phalen

     We entered into an employment agreement with Mr. Phalen, dated January 6, 2004, pursuant to which he served as our Chief Financial Officer. Effective June 5, 2007, Mr. Phalen resigned as our Chief Financial Officer. Mr. Phalen’s agreement provided for an annual salary of $300,000, a guaranteed bonus of $300,000 for fiscal 2005 and eligibility for annual increases and performance-based bonuses in future years. Additionally, Mr. Phalen was entitled to reimbursement for reasonable and necessary out-of-pocket expenses and to the payment by Krispy Kreme of certain club dues and assessments on Mr. Phalen’s behalf. Mr. Phalen was entitled to participate in and receive other employee benefits which may have included, but were not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a company automobile or an automobile allowance and other perquisites and benefits as are provided to senior executives. Mr. Phalen declined an automobile allowance (which he had received in fiscal 2005) in fiscal 2006, 2007 and 2008.

     The agreement provided that if Mr. Phalen’s employment was terminated by reason of death, retirement or voluntary termination, Krispy Kreme would pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the date of termination.

     As a result of Mr. Phalen’s voluntary termination, the agreement provides that he is subject to a non-compete agreement for a period of two years following the termination. During this two-year period, Mr. Phalen is prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas.

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of February 3, 2008.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
	Number			Awards:			Number		Market	Unearned	Unearned
	of	Number of		Number of			of Shares		Value of	Shares,	Shares,
	Securities	Securities		Securities			or Units		Shares or	Units or	Units or
	Underlying	Underlying		Underlying	Option		of Stock		Units of	Other	Other
	Unexercised	Unexercised		Unexercised	Exercise		That		Stock That	Rights	Rights
	Options	Options		Unearned	Price per	Option	Have Not		Have Not	That Have	That Have
	(#)	(#)		Options	Share	Expiration	Vested		Vested(1)	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
James H. Morgan	—	—		—	—	—	—		—	—	—
	—	—		—	—	—	2,926	(2)	$8,456	—	—
	5,625	1,875	(3)	—	$15.36	8/25/14	—		—	—	—
	7,500	—		—	$35.25	6/3/13	—		—	—	—
	7,500	—		—	$37.25	6/4/12	—		—	—	—
	7,500	—		—	$31.19	8/16/11	—		—	—	—
	106,000	—		—	$14.77	8/2/10	—		—	—	—
Douglas R. Muir	—	—		—	—	—	36,923	(4)	$106,707	—	—
	—	—		—	—	—	15,000	(5)	$43,350	—	—
	—	—		—	—	—	11,707	(6)	$33,833	—	—
	—	67,133	(7)	—	$3.41	9/11/17	—		—	—	—
	—	120,000	(8)	—	$9.71	11/2/16	—		—	—	—
Sandra K. Michel	—	—		—	—	—	36,923	(9)	$106,707	—	—
	—	—		—	—	—	20,000	(9)	$57,800	—	—
	—	67,133	(10)	—	$3.41	9/11/17	—		—	—	—
	—	100,000	(10)	—	$10.20	4/23/17	—		—	—	—
Jeffrey B. Welch	—	—		—	—	—	29,538	(4)	$85,365	—	—
	—	—		—	—	—	11,707	(6)	$33,833	—	—
	—	53,706	(7)	—	$3.41	9/11/17	—		—	—	—
	—	120,000	(8)	—	$9.71	11/2/16	—		—	—	—
	13,500	4,500	(11)	—	$14.04	8/9/14	—		—	—	—
	18,750	6,250	(12)	—	$34.17	4/26/14	—		—	—	—
Kenneth J. Hudson	—	—		—	—	—	29,538	(4)	$85,365	—	—
	—	—		—	—	—	7,415	(6)	$21,429	—	—
	—	53,706	(7)	—	$3.41	9/11/17	—		—	—	—
	—	120,000	(8)	—	$9.71	11/2/16	—		—	—	—
	5,250	1,750	(11)	—	$14.04	8/9/14	—		—	—	—
Daryl G. Brewster	201,399	—		—	$3.41	1/31/11	—		—	—	—
Michael C. Phalen	—	—		—	—	—	—		—	—	—
__________________

(1)	Based on the closing price of our common stock on February 1, 2008.

(2)	These remaining restricted stock units vested March 1, 2008.

(3)	These remaining options vest on August 25, 2008.

(4)

These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on September 11, 2008, September 11, 2009, September 11, 2010 and September 11, 2011.

(5)

These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in four equal installments on June 5, 2008, June 5, 2009, June 5, 2010 and June 5, 2011.

(6)

These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011.

(7)

These options vest, provided that the executive’s employment continues through the applicable vesting dates, in four nearly equal installments on September 11, 2008, September 11, 2009, September 11, 2010 and September 11, 2011.

(8)

These options vest on November 2, 2008, provided that the executive’s employment continues through such date, so long as the price of our common stock increases by 20% (for 50% of the options) and 40% (for the other 50% of the options) after the grant date and remains at or above that level for at least 10 consecutive trading days. If such stock price hurdles have not been met as of November 2, 2008, then the options shall vest (in such 50% installments) when and if such stock price hurdles are met.

(9)	As a result of Ms. Michel’s resignation on March 14, 2008, her shares of restricted stock were forfeited.

(10)

As a result of Ms. Michel’s resignation on March 14, 2008, her options will terminate on June 12, 2008 in accordance with the terms of her stock option agreements. None of these options vested prior to her resignation and none of them will vest prior to their termination.

(11)	These remaining options vest on August 9, 2008, provided that the executive’s employment continues through such vesting date.

(12)	These remaining options vested on April 26, 2008.

Option Exercises and Stock Vested

     The following table provides information with respect to the number and value of shares acquired during fiscal 2008 from the exercise of vested stock options and the vesting of restricted stock and restricted stock units.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
James H. Morgan(1)	—	—	8,781	52,627
Douglas R. Muir	—	—	—	—
Sandra K. Michel	—	—	—	—
Jeffrey B. Welch	—	—	—	—
Kenneth J. Hudson	—	—	—	—
Daryl G. Brewster(2)	—	—	641,068	$2,208,370
Michael C. Phalen	—	—	—	—
__________________

(1)	Reflects restricted stock units Mr. Morgan received in his capacity as a director prior to the time he became our President and Chief Executive Officer that vested during fiscal 2008.

(2)

Includes 420,495 restricted stock units issued on January 6, 2008 in connection with Mr. Brewster’s termination of employment (which were fully vested upon grant and the common stock underlying which was distributed to Mr. Brewster on April 15, 2008) and 120,573 shares of restricted stock which vested upon Mr. Brewster’s termination of employment with us on January 31, 2008.

Nonqualified Deferred Compensation

     As discussed above, we maintain the 401(k) Mirror Plan, which is designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Participants can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case, reduced by amounts contributed under the 401(k) Plan. In addition, participants can contribute up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Mirror Plan, net of amounts matched by us under the 401(k) Plan. A participant’s account under the 401(k) Mirror Plan is invested in the investment options selected by the participant from among the same investment options that are available under the 401(k) Plan. Participants receive a payout of their account balance six months following termination of employment and can elect to receive the payout in a lump sum or in quarterly payments over a period of up to 10 years.

Nonqualified Deferred Compensation Table

     The following table sets forth the non-qualified deferred compensation of each Named Executive Officer in fiscal 2008.

Aggregate
	Executive	Registrant	Earnings in	Aggregate	Aggregate
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)(3)
James H. Morgan	—	—	—	—	—
Douglas R. Muir	—	—	—	—	—
Sandra K. Michel	—	—	—	—	—
Jeffrey B. Welch	—	—	—	—	—
Kenneth J. Hudson	$21,875	$2,259	($1,275)	—	$33,321
Daryl G. Brewster	—	$(197,853)	—	—	$628,398
Michael C. Phalen	$21,063	$3,159	$2,602	—	$252,036
____________________

(1)	Executive contribution amounts are included in the “Salary” column of the Summary Compensation Table above.

(2)

With respect to Messrs. Hudson and Phalen, none of Krispy Kreme’s contributions are included in the Summary Compensation Table because the aggregate of “all other compensation” to those individuals was less than $10,000 in fiscal 2008.

Pursuant to the terms of Mr. Brewster’s employment agreement, we were required to credit Mr. Brewster’s account under our 401(k) Mirror Plan with an amount having a present value (determined using an interest rate of 5%, compounded annually) equal to the excess of (i) $1,374,631 on November 30, 2011 over (ii) the actuarial present value on November 30, 2011 of Mr. Brewster’s vested accrued benefit under the qualified and non-qualified defined benefit pension plans of Kraft Foods, Inc. (determined using the actuarial assumptions set forth in such plans). This present value amount was determined as of March 6, 2006, the effective date of Mr. Brewster’s employment, to be $826,251. Such account was subject to vesting in equal monthly installments, beginning April 1, 2006 and continuing on the first day of each month thereafter through November 1, 2011. In the event Mr. Brewster’s employment was terminated under certain conditions, his employment agreement provided that an additional portion of the account would become vested at the time of such termination of employment equal to the percentage that would have vested if Mr. Brewster had remained employed for an additional two years. Mr. Brewster’s employment with us terminated effective January 31, 2008; Mr. Brewster forfeited $255,154 of the original $826,251 required to be deposited into the account as a consequence of such termination.

We did not make the contribution to Mr. Brewster’s account under our 401(k) Mirror Plan because the 401(k) Mirror Plan was required to be amended to permit such contribution, and such amendment has not been effected. In reaching the agreement with Mr. Brewster regarding the termination of his employment with us, we agreed to waive the forfeiture of $57,301 of the original amount required to be contributed to Mr. Brewster’s account; such amount represents the accretion of interest on the unfunded contribution to Mr. Brewster’s account at an annual rate of 5%. As a result, the remaining forfeited amount of $197,853 is shown as a negative contribution by us in the table above.

(3)

With respect to Mr. Phalen’s aggregate balance, all contributions by Mr. Phalen to the 401(k) Mirror Plan were included in the “Salary” column in the Summary Compensation Table for the applicable year and contributions by Krispy Kreme in fiscal 2007 were included in the “All Other Compensation” column in the Summary Compensation Table for that year but contributions by Krispy Kreme for fiscal 2006 were not included in the Summary Compensation Table for that year. With respect to Mr. Hudson’s aggregate balance, $8,930 of such amount (which represents Mr. Hudson’s contribution to the 401(k) Mirror Plan in fiscal 2007) is included in the “Salary” column in the Summary Compensation Table for fiscal 2007. With respect to Mr. Brewster’s aggregate balance, $133,661 of such amount was reported in the “All Other Compensation” column of the Summary Compensation Table in fiscal 2007.

Potential Payments upon Termination and Change in Control

     We do not maintain any severance or change in control plans. However, pursuant to the terms of certain employment agreements, option agreements and restricted stock agreements, executives are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. For a detailed description of the employment agreements see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Related Agreements.”

     The discussion and tables below (as well as the discussion of the employment agreements above) reflect the estimated amount of additional compensation and benefits that would be paid or accrue to each of the Named Executive Officers in the event of all applicable hypothetical scenarios, including:

  a change in control (with or without a corresponding termination of employment);

  termination by us without cause;

  termination by the executive for good reason;

  voluntary termination;

  retirement;

  disability;

  death; and

  failure to renew employment contract.

     Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred. Messrs. Brewster and Phalen each resigned prior to the end of fiscal 2008. Mr. Phalen received no benefits as a result of such resignation. The discussion with respect to Mr. Brewster is limited to the actual payments and benefits he has received or will receive.

Stock Option Agreements

Fiscal 2007 and 2008 Stock Option Grants

     Each of the stock option agreements governing stock option grants made to Messrs. Morgan, Muir, Welch and Hudson and Ms. Michel in fiscal 2007 and fiscal 2008 provide that all of such options shall vest and become exercisable upon (1) termination of employment due to “Retirement,” death or “Disability” or (2) a “Change in Control” of Krispy Kreme. In the event of a Change in Control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for “Cause,” all options of the executive are terminated.

     In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of Disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of Retirement, the ten-year anniversary of the grant date and (4) in the case of a Change in Control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

     In the case of termination for any reason other than Retirement, death, Disability or Cause, the options remain exercisable for 90 days following the date of termination (without any acceleration of vesting).

     For the purposes of these stock option agreements:

     “Cause” means, generally, the following events: (1) drug abuse by the executive; (2) alcohol abuse by the executive if it interferes with the efficient conduct of business by the executive; (3) theft, embezzlement or other similar act by the executive of any tangible or intangible asset of Krispy Kreme or any customer or supplier of Krispy Kreme; (4) commission of any other criminal act by the executive if such act causes or is likely to cause damage to the business of Krispy Kreme; (5) a material breach by the executive of any written agreement between Krispy Kreme and the executive, or any written policy of Krispy Kreme known by and applicable to all its employees; and (6) willful failure by the executive to follow the instructions of the Board or an officer or other supervisory employee of Krispy Kreme duly authorized to give instructions to the executive.

     “Change in Control” means, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) consummation of a merger or consolidation involving Krispy Kreme if our shareholders, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting securities of the surviving company in substantially the same proportion as their ownership of the voting stock of Krispy Kreme outstanding immediately before such merger or consolidation; (3) consummation of the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme; or (5) a change in the majority composition of the Board not approved by a majority of the directors in office before the change.

     “Disability,” generally, shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the executive.

     “Retirement” means the executive’s termination of employment at a time when for an executive, the sum of the executive’s age and years of employment with Krispy Kreme equals or exceeds 65.

Pre-Fiscal 2007 Stock Option Grants

     Of the Named Executive Officers, only Messrs. Morgan, Hudson and Welch received any stock option grants prior to fiscal 2007. Treatment of these options upon termination or a change in control is essentially the same as the treatment of the options granted in fiscal 2007 and fiscal 2008, except that the relevant option agreements define change in control (referred to in the agreements as “Corporate Reorganization”) to mean, generally: (1) any person or group purchases 50% or more of our outstanding common stock pursuant to a tender or exchange offer or otherwise becomes the owner of 50% or more of our outstanding common stock; (2) the merger or consolidation of Krispy Kreme if, as a result of which, the holders of outstanding stock of Krispy Kreme immediately prior to such a merger or consolidation hold less than 50% of the stock of the surviving company; (3) the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) the liquidation of Krispy Kreme or (5) a change in the majority composition of the Board not approved by a majority of the directors in office before the change during any 24-month period.

Restricted Stock Agreements

     Each of the restricted stock agreements governing restricted stock grants made to Messrs. Muir, Welch and Hudson and Ms. Michel in fiscal 2008 provide that all of such unvested restricted stock shall be automatically forfeited upon termination of the applicable executive’s employment, provided that all unvested restricted stock shall vest upon (1) termination of employment due to death or “Disability” or (2) a “Change in Control” of Krispy Kreme. In addition, the restricted stock agreements of Messrs. Muir, Welch and Hudson and Ms. Michel dated

September 11, 2007 provide that restricted stock grants made pursuant to these agreements shall vest upon termination of the applicable executive’s employment due to “Retirement.” For the purposes of these restricted stock agreements, the terms “Disability,” “Change in Control” and “Retirement” have the meanings set forth above under “Stock Option Agreements — Fiscal 2007 and Fiscal 2008 Stock Option Grants.”

     Termination Scenario Summary Tables. The amounts shown in the tables below assume that the noted triggering event (termination or change in control, as applicable) occurred on February 3, 2008, the last day of fiscal 2008. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. The tables below do not take into account any value received by us as a result of the Named Executive Officers’ covenants not to compete. Messrs. Brewster and Phalen each resigned prior to the end of fiscal 2008. Ms. Michel resigned effective March 14, 2008. Mr. Phalen and Ms. Michel received no benefits as a result of such resignations. The discussion below with respect to Mr. Brewster is limited to the actual payments and benefits he has received or will receive.

James H. Morgan

	Termination without	Change
	cause or termination	in control
	by executive for good	regardless of	Death or
Name	reason(1)	termination(2)	disability
Compensation:
Severance pay(3)	$2,210,000	—	—
Vesting of unvested restricted stock units(4)	8,456	$8,456	—
Benefits:
Health and dental insurance(5)	24	—	$24
Excise tax gross-up(6)	1,043,217	—	—
Total	$3,261,697	$8,456	$24
____________________

(1)	Good reason, as defined in Mr. Morgan’s employment agreement, includes a change in control.

(2)	Applicable only if, following a change in control, Mr. Morgan is not the chief executive officer of a publicly traded entity.

(3)	Represents two times Mr. Morgan’s base salary, plus two times an assumed annual bonus equal to 70% of base salary.

(4)	Represents the intrinsic value as of February 1, 2008 of unvested restricted stock units.

(5)	Represents 12 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Morgan’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 12 months.

(6)	Mr. Morgan is entitled to a gross-up for any excise taxes payable by him. Mr. Morgan would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming if either of these events occurred on February 3, 2008, then the amount shown in the table represents the amount needed to make Mr. Morgan whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Douglas R. Muir

			Termination
			without cause or
		Termination	termination by	Change
		by executive	executive for good	in control
	Termination	for good	reason following a	regardless of	Death or
Name	without cause	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$858,000	$528,000	$1,254,000	—	—
Vesting of unvested restricted shares(2)	—	—	183,891	$183,891	$183,891
Benefits:
Health and dental insurance(3)	14,388	14,388	14,388	—	14,388
Excise tax gross-up(4)	—	—	534,755	—	—
Total	$872,388	$542,388	$1,987,034	$183,891	$198,279
__________________

(1)	In the case of termination without cause, represents two times Mr. Muir’s base salary, plus a pro rated annual bonus equal to 60% of base salary. Termination without cause after December 31, 2008 would result in payment of Mr. Muir’s base salary, plus a pro rated annual bonus equal to 60% of base salary. In the case of termination by executive for good reason, represents Mr. Muir’s base salary, plus a pro rated annual bonus equal to 60% of base salary. In the case of termination without cause or termination by executive for good reason following a change in control, represents two times Mr. Muir’s base salary, plus two times an assumed annual bonus equal to 60% of base salary, plus a pro rated annual bonus equal to 60% of base salary.

(2)	Represents the intrinsic value as of February 1, 2008 of unvested restricted stock awards.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Muir’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(4)	Mr. Muir is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on February 3, 2008, Mr. Muir would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming if either of these events occurred on February 3, 2008 in addition to a change in control on the same date, then the amount shown in the table represents the amount needed to make Mr. Muir whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Sandra K. Michel

     As noted above, Ms. Michel resigned effective March 14, 2008 and received no benefits as a result of such resignation. The table below sets forth the benefits she would have been entitled to under the specified scenarios if she had been terminated on February 3, 2008.

			Termination
			without cause or
		Termination	termination by	Change
		by executive	executive for good	in control
	Termination	for good	reason following a	regardless of	Death or
Name	without cause	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$709,500	$379,500	$1,105,500	—	—
Vesting of unvested restricted shares(2)	—	—	164,507	$164,507	$164,507
Benefits:
Health and dental insurance(3)	5,736	5,736	5,736	—	5,736
Excise tax gross-up(4)	—	—	428,772	—	—
Total	$715,236	$385,236	$1,704,515	$164,507	$170,243

____________________

(1)	In the case of termination without cause, represents two times Ms. Michel’s base salary, plus a pro rated annual bonus equal to 60% of base salary. In the case of termination by executive for good reason, represents Ms. Michel’s base salary, plus a pro rated annual bonus equal to 60% of base salary. In the case of termination without cause or termination by executive for good reason following a change in control, represents two times Ms. Michel’s base salary, plus two times an assumed annual bonus equal to 60% of base salary, plus a pro rated bonus amount equal to 60% of base salary. The pro rated bonus amounts have been reduced by the $99,000 bonus for fiscal 2008 guaranteed to Ms. Michel under the terms of her employment agreement.

(2)	Represents the intrinsic value as of February 1, 2008 of all unvested restricted stock awards.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Ms. Michel’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(4)	Ms. Michel is entitled to a gross-up payment for any excise taxes payable by her. Assuming a change in control occurred on February 3, 2008, Ms. Michel would have been required to pay excise taxes if she terminated her employment for good reason or if she was terminated without cause. Assuming if either of these events occurred on February 3, 2008 in addition to a change in control on the same date, then the amount shown in the table represents the amount needed to make Ms. Michel whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Jeffrey B. Welch

	Termination	Termination without
	without cause or	cause or termination
	termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of	Death or
Name	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$441,000	$677,250	—	—
Vesting of unvested restricted shares(2)	—	119,198	$119,198	$119,198
Benefits:
Health and dental insurance(3)	15,082	15,082	—	15,082
Total	$456,082	$811,530	$119,198	$134,280
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Welch’s base salary, plus a pro rated annual bonus equal to 40% of base salary. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Welch’s base salary, plus one and a quarter times an assumed annual bonus equal to 40% of base salary, plus a pro rated annual bonus equal to 40% of base salary.

(2)	Represents the intrinsic value as of February 1, 2008 of unvested restricted stock awards.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Welch’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Kenneth J. Hudson

	Termination	Termination without
	without cause or	cause or termination
	termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of	Death or
Name	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$350,000	$537,500	—	—
Vesting of unvested restricted shares(2)	—	106,794	$106,794	$106,794
Benefits:
Health and dental insurance(3)	10,113	10,113	—	10,113
Excise tax gross-up(4)	—	228,330	—	—
Total	$360,113	$882,737	$106,794	$116,907
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Hudson’s base salary, plus a pro rated annual bonus equal to 40% of base salary. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Hudson’s base salary, plus one and a quarter times an assumed annual bonus equal to 40% of base salary, plus a pro rated annual bonus equal to 40% of base salary.

(2)	Represents the intrinsic value as of February 1, 2008 of unvested restricted stock awards.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Hudson’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(4)	Mr. Hudson is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on February 3, 2008, Mr. Hudson would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming if either of these events occurred on February 3, 2008 in addition to a change in control on the same date, then the amount shown in the table represents the amount needed to make Mr. Hudson whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Daryl G. Brewster

     As discussed above, on January 6, 2008, Mr. Brewster resigned as our President and Chief Executive Officer and we entered into an Agreement and Release with Mr. Brewster relating to his termination of employment. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Related Agreements” above for a description of the terms of this agreement. The table below reflects the additional payments and benefits Mr. Brewster has received or will receive pursuant to the terms of the Agreement and Release.

Name	Amount
Compensation:
Severance pay	$700,000
Vesting of unvested options and restricted stock(1)	348,456
Vesting of nonqualified deferred compensation plan(2)	348,925
Grant of restricted stock units(3)	1,190,000
Benefits:
Medical insurance benefits(4)	15,104
Total	$2,602,485

____________________

(1)	Represents the intrinsic value as of February 3, 2008 with respect to the unvested options and restricted stock that vested upon his termination of employment pursuant to the Agreement and Release (which consisted of all options granted to Mr. Brewster in fiscal 2008 and 50% of all previously granted unvested restricted shares).

(2)	Represents the vesting of $291,624 of Mr. Brewster’s account in our 401(k) Mirror Plan, which vested pursuant to Mr. Brewster’s employment agreement as a consequence of his termination of employment with us, and a contribution by us of $57,301 as compensation for interest on the unfunded contributions.

(3)	Represents a grant to Mr. Brewster of restricted stock units on January 6, 2008 with a fair market value of $1,190,000 based on the closing price on January 4, 2008 representing 420,495 restricted stock units.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Brewster’s most recent contribution to the health plan providing benefits to our employees. These benefits would be payable over the term of such 18 months.

Director Compensation

     Our non-executive directors received the following aggregate amounts of compensation during the fiscal year ended February 3, 2008.

					Change in
	Fees				Pension
	Earned				Value and
	or Paid			Non-Equity	Nonqualified
	in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	Earnings	($)(4)	($)
Charles A. Blixt(5)(6)	$39,066	—	—	—	—	$782	$39,848
Lynn Crump-Caine(5)	$39,231	—	—	—	—	$785	$40,016
C. Stephen Lynn(5)	$39,231	—	—	—	—	$785	$40,016
Robert S. McCoy, Jr.	$68,935	$110,106	$48,886	—	—	$1,200	$229,127
Andrew J. Schindler	$59,149	$110,106	—	—	—	$1,200	$170,455
Robert L. Strickland(7)	$24,231	$30,002	$40,625	—	—	$419	$95,277
Michael H. Sutton	$68,722	$110,106	—	—	—	$1,200	$180,028
Lizanne Thomas	$75,371	$110,106	—	—	—	$1,200	$186,677
Togo D. West, Jr.	$66,435	$110,106	$33,514	—	—	$1,200	$211,255
____________________

(1)	This table does not include director compensation for Mr. Morgan. Mr. Morgan was appointed as our President and Chief Executive Officer effective January 6, 2008 and, as of such date, was no longer a non-executive director. He continues to serve as Chairman of the Board of Directors. Mr. Morgan does not receive any compensation in addition to his compensation as our Chief Executive Officer for his continuing service as a director and Chairman of the Board of Directors. All of the compensation for Mr. Morgan’s service as a director is included in the Summary Compensation Table above.

(2)	Amounts shown reflect the compensation cost recognized in fiscal 2008 with respect to restricted stock units granted in fiscal 2008 determined in accordance with FAS 123(R) (except that estimated forfeitures have been disregarded for this purpose). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2008 Form 10-K. The full grant date fair value of the fiscal 2008 restricted stock unit award to non-employee directors was $120,000 per director or $10.25 per unit.

(3)	Amounts shown reflect the compensation cost recognized in fiscal 2008 with respect to stock options granted in prior years determined in accordance with FAS 123(R) (except that estimated forfeitures have been disregarded for this purpose). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2008 Form 10-K.

(4)	Represents fees paid at the rate of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to their role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company; such reimbursements are not included in the amounts set forth herein.

(5)	Mr. Lynn and Ms. Crump-Caine were elected to the Board of Directors effective June 4, 2007. Mr. Blixt was elected to the Board of Directors effective January 31, 2007.

(6)	Does not include any compensation paid to Mr. Blixt in his capacity as our General Counsel on an interim basis through April 23, 2007.

(7)	Mr. Strickland resigned from the Board of Directors effective June 4, 2007.

Narrative to Director Compensation Table

     Set forth below is a description of the compensation arrangements for our non-executive directors.

Fiscal 2008 Compensation

     The Chairman of the Board received an annual fee of $125,000. Each other non-executive director received an annual fee of $50,000. The Chair of the Audit Committee (Mr. McCoy) received additional annual compensation of $7,500. The Chair of the Nominating and Corporate Governance Committee (Mr. Strickland and, effective June 4, 2007, Ms. Thomas), the Chair of the Compensation Committee (Mr. West), the Vice Chairman of the Board of Directors (Mr. Strickland until June 4, 2007, after which there was no Vice Chairman), each Co-Chair of the Special Committee (Mr. Sutton and Ms. Thomas), and the Chair of the Director Search Committee (Ms. Thomas) each received additional annual compensation of $5,000. Effective June 4, 2007, the Board of Directors disbanded the Director Search Committee. In late February 2007, the Compensation Committee and the Board of Directors, upon the recommendation of Frederic Cook, the Compensation Committee’s independent compensation consultant, made changes to the director compensation package for the remainder of fiscal 2008. The annual fee for each non-executive director (other than the Chairman of the Board) was increased to $60,000. The Chairman’s annual fee of $125,000 was unchanged, and Mr. Morgan received such Chairman’s fee until he was appointed as President and Chief Executive Officer effective January 6, 2008. Mr. Morgan will no longer receive any compensation in his capacity as a director or the Chairman. The Chair of the Audit Committee (Mr. McCoy) and each Co-Chair of the Special Committee (Mr. Sutton and Ms. Thomas) each received additional annual compensation of $10,000. The Chair of the Nominating and Corporate Governance Committee (Mr. Strickland and, effective June 4, 2007, Ms. Thomas) and the Chair of the Compensation Committee (Mr. West) each received additional annual compensation of $7,500. In addition to these fees, each director received fees of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to their role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company. On February 22, 2007, the Compensation Committee made grants (with a grant date of March 1, 2007) of 11,707 restricted stock units under our 2000 Stock Incentive Plan to each of our non-executive directors. These units vested in four nearly equal quarterly installments on June 1, 2007, September 1, 2007, December 1, 2007 and March 1, 2008. In the case of Messrs. McCoy, Schindler, Sutton and West, and Ms. Thomas, each of whom elected to defer receipt of the shares underlying the restricted stock units, the shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited. On an ongoing basis, the Compensation Committee intends to make annual grants to each non-executive director of restricted stock units having an aggregate value of approximately $120,000.

Fiscal 2009 Compensation

     On April 21, 2008, the Compensation Committee made grants of 38,961 restricted stock units under our 2000 Stock Incentive Plan to each of our non-executive directors. These units will vest in four nearly equal quarterly installments on July 21, 2008, October 21, 2008, January 21, 2009 and April 21, 2009. Each non-executive director elected to defer receipt of the shares underlying the restricted stock units. The shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited.

     Mr. Robert S. McCoy, Jr., as Lead Independent Director, will receive an annual fee of $85,000 effective January 30, 2008.

Stock Ownership Guidelines – Directors

     As with our officers, we believe that our directors should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the directors maintain this alignment, the Board of Directors adopted stock ownership guidelines to which all directors are expected to adhere. Each director is expected to own stock valued at 300% of their annual retainer, the same requirement as that for the Company’s Chief Executive Officer.

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that directors will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, directors are expected to retain shares with a value equal to 50% of the net after-tax value of stock grants under our 2000 Stock Incentive Plan. Accordingly, in the case of restricted stock and restricted stock unit grants, directors are expected to retain shares with a value equal to 50% of the after-tax value of the restricted shares upon vesting and distribution of such shares; and in the case of stock options, directors are expected to retain shares with a value equal to 50% of the after-tax value of the shares received, net of the exercise price, upon exercise of the options.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

     Except as described in the following paragraph, there were no reportable transactions with related persons in fiscal 2008.

     Our franchisee for the Middle East, Kuwait Food Company (Americana), is an affiliate of Mohamed Abdulmohsin Al Kharafi & Sons W.L.L., which was the beneficial owner of 13.9% of our common stock as of April 10, 2008. We had transactions in the normal course of business with this franchisee (including sales of doughnut mix and equipment to the franchisee and royalties payable to us by the franchisee based on its sales at Krispy Kreme franchise stores) totaling approximately $8.1 million in fiscal 2008. Such transactions were conducted pursuant to development and franchise agreements, the terms of which are substantially the same as those currently offered to our other international franchisees.

Review, Approval or Ratification of Transactions with Related Persons

     Our Audit Committee has adopted written Policy and Procedures with Respect to Related Person Transactions (the “Policy”). The Policy provides that any proposed Related Person Transaction be submitted to the Audit Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Committee shall consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Krispy Kreme and its stockholders, as the Committee determines in good faith.

     For purposes of the Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Krispy Kreme (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect material interest.

     For purposes of the Policy, a “Related Person” means:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of Krispy Kreme;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and

(3)	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2008

     The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls and the financial reporting process. Krispy Kreme’s independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended February 3, 2008, with management of Krispy Kreme.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with its independent registered public accounting firm such firm’s independence.

     Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in Krispy Kreme’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008 for filing with the Securities and Exchange Commission.

Robert S. McCoy, Jr., Chair
Andrew J. Schindler
Michael H. Sutton

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

     PricewaterhouseCoopers LLP served as Krispy Kreme’s independent registered public accounting firm for fiscal 2006, 2007 and 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for purposes of answering appropriate questions that any shareholder may wish to ask, and such representatives will have an opportunity to make a statement at the meeting if they so desire.

Fees

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to Krispy Kreme in each of the last three fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

	2008	2007(1)	2006(2)
Audit Fees	$1,217,401	$3,343,839	$3,708,139
Audit-Related Fees	118,000	175,000	44,550
Tax Fees	117,866	388,507	179,794
All Other Fees	3,900	3,900	3,900
Total	$1,457,167	$3,911,246	$3,936,383
____________________

(1)	Includes fees relating to the audits of the fiscal 2005, 2006 and 2007 financial statements and the restatement of prior years’ financial statements.

(2)	Includes fees relating to the audit of the fiscal 2005 financial statements and the restatement of prior years’ financial statements.

     Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme, reviews of financial statements included in Krispy Kreme’s Forms 10-Q and statutory audits for certain subsidiaries.

     Audit-Related Fees — Consists of aggregate fees for accounting consultations, audits of employee benefit plans and audits of certain consolidated franchisees.

     Tax Fees — For fiscal 2007 and 2006 tax fees include compliance fees (reviews and preparation of corporate and state tax returns and assistance with tax audits of $171,623 and $56,769, respectively). Other tax fees include amounts for tax advice and planning and international tax matters and totaled $117,866 in fiscal 2008, $216,884 in fiscal 2007 and $123,025 in fiscal 2006.

     All Other Fees — For fiscal 2008, 2007 and 2006, the amounts represented fees for accounting research tools.

Pre-Approval of Audit and Non-Audit Services

     The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to Krispy Kreme by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis—called “specific pre-approval”—or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration—called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit, audit-related and tax and other services, if any, which have received general pre-approval. These general pre-approvals allow Krispy Kreme to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee-limits described in the policy. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm. All of the services described above under Audit-Related Fees, Tax Fees and All Other Fees for fiscal 2006, 2007 and 2008 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2008, except for one late filing for Lynn Crump-Caine, C. Stephen Lynn, and Kenneth J. Hudson (each relating to initial statement of beneficial ownership); one late filing for James H. Morgan (relating to the settlement of restricted stock units); two late filings for Charles A. Blixt (each relating to the grant of common stock); one late filing for M. Bradley Wall (relating to the grant of stock options and restricted stock); and two late filings for Steven A. Lineberger (each relating to the surrendering of shares to cover taxes due for the vesting of a restricted stock award).

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

     We may in the future give all of our shareholders the option of viewing proxy statements and annual reports to shareholders on the Internet instead of receiving them by mail. If we make this option available, and if you agree to access future proxy statements and annual reports to shareholders online, we expect you will continue to receive a proxy card in the mail, but not paper copies of the proxy statement and annual report to shareholders. These proxy cards will contain the website address and other necessary information to view the proxy statement and annual report to shareholders online, and to submit your vote. In order to take advantage of the Internet viewing option, you will need access to a computer, an Internet access account and may need software such as Adobe Acrobat Reader.

     Shareholders with shares registered directly in their name who wish to take advantage of this option (if and when we offer it) may make this election when completing the enclosed proxy card for this year’s Annual Meeting by checking the appropriate box next to the statement concerning the viewing of proxy statements and annual reports to shareholders on the Internet, or, if voting by the Internet or by telephone, by responding to the prompts concerning the viewing of proxy statements and annual reports to shareholders on the Internet. If we offer the option to view these materials online in the future, your consent to view them online rather than receiving them by mail will be effective until you cease being a shareholder, until we cease offering the Internet viewing option or until you revoke your consent. If you elect to view these materials on the Internet, and then later change your mind, you may revoke your election at any time by sending a letter to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. We will resume sending you paper copies if you revoke your election.

SHAREHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

     Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.

     The 2009 Annual Meeting of Shareholders is tentatively scheduled to be held on June 16, 2009. Shareholder proposals that are intended to be included in our Proxy Statement and proxy relating to the 2009 Annual Meeting of Shareholders must be received by us no later than January 2, 2009 to be considered for inclusion.

     If a shareholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the Annual Meeting, the shareholder must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws not less than 40 days nor more than 90 days before Krispy Kreme’s 2009 Annual Meeting. Krispy Kreme’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

     If the date of the 2009 Annual Meeting of Shareholders is changed by more than 30 days from June 16, 2009, shareholders will be advised of such change and of the new dates for submission of proposals.

     To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such request or proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

HOUSEHOLDING

     Krispy Kreme has previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

     If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which in the future we expect to be mailed in April or May of each year, by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

     If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email or oral communications by directors, officers or regular employees of Krispy Kreme, acting without special compensation.

     Whether or not you plan on attending the Annual Meeting, please fill in, date, sign and mail the accompanying proxy card, or vote by telephone or electronically through the Internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described above under “Proxy Solicitation and General Information—Admission to Annual Meeting.”

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

DIRECTIONS TO ANNUAL MEETING

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 17, 2008, 9:00 A.M.
North Carolina School of the Arts, Proscenium/Thrust Theatre
Performance Place, 1533 South Main Street
Winston-Salem, North Carolina 27127

Reminder: Please bring your admission ticket to the Annual Meeting of Shareholders or proof of ownership and valid picture identification. (See instructions described above under “Proxy Solicitation and General Information—Admission to Annual Meeting.) Each admission ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting so please plan on arriving early. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

Driving directions to the North Carolina School of the Arts:

From the East

Traveling I-40 West from Greensboro, take the I-40 West bypass (not Business I-40) for Winston-Salem and Statesville (a left merge). In Winston-Salem, take the Main Street exit (Exit 193C) and proceed to the stop light. Take a right onto Silas Creek Parkway which will end at Main Street. Take a left on Main Street. Follow Main Street for about a mile and turn right into the main entrance to the North Carolina School of the Arts.

From the West

Traveling I-40 East toward Winston-Salem, take the I-40 East bypass (not Business I-40) for Greensboro (a right merge). Continue on I-40 for approximately 4.5 miles and take the Peters Creek Parkway exit (Exit 192). Take a left onto Peters Creek Parkway, and at the next intersection, take a right onto Silas Creek Parkway. Silas Creek Parkway will end once you reach Main Street. Take a left on Main Street. Follow Main Street for about a mile and turn right into the main entrance to the North Carolina School of the Arts.

From the South

Traveling north on U.S. 52 toward Winston-Salem, take the Sprague Street exit (Exit 108A). Turn left onto Sprague Street and at the second traffic light turn right on Main Street. Follow Main Street for one-half mile and turn right into the main entrance to the North Carolina School of the Arts.

From the North

Traveling south on U.S. 52 toward Winston-Salem, take the Waughtown Street exit (Exit 108A). Turn right on Waughtown Street and then go through a traffic circle, and the North Carolina School of the Arts will straight ahead across Chapel Street in the next block.

  General Parking Information: Shareholders may park in any of several designated visitors’ parking spaces near the Administration Building on Ehle Drive in the School of Filmmaking visitor lot, and behind the Hanes Student Commons. Shareholders that wish to park in non-reserved parking spaces around the campus, must receive a temporary parking permit from Campus Police. For more information, contact the Campus Police at 336-770-3321.

  Performance Place: Shareholders may use the parking lots next to and across the street from the Administration Building on Ehle Drive, spaces along Ehle Drive, and the School of Filmmaking visitor lot. Shareholders should travel from the Main Street entrance to Ehle Drive (formerly Waughtown Street) via Giannini Drive. A circle drive accessed from Main Street or from Ehle Drive allows shareholders to drop off guests at Performance Place.

  Handicapped Parking for Performance Place is available along Ehle Drive.

  Helpful Hints: Shareholders may experience parking disruptions due to construction. Campus Police will be on hand for the Annual Meeting and will assist with parking.

KRISPY KREME DOUGHNUTS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735
VOTE BY TELEPHONE OR INTERNET QUICK * * * EASY * * * IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll-Free on a Touch-Telephone 1-800-690-6903. There is NO CHARGE to you for this call. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET: The web address is www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Krispy Kreme Doughnuts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports of the Company on the Internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL PROXY CARD. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KRSPY1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KRISPY KREME DOUGHNUTS, INC.

Vote on Directors

1.	ELECTION OF CLASS II DIRECTOR

	(01)	Charles A. Blixt

ELECTION OF CLASS III DIRECTORS

	(02)	C. Stephen Lynn
	(03)	Michael H. Sutton
	(04)	Lizanne Thomas

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Ratification		For	Against	Abstain

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending February 1, 2009.	☐	☐	☐

3.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the Annual Meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 17, 2008, 9:00 A.M.
North Carolina School of the Arts, Proscenium/Thrust Theatre
Performance Place, 1533 South Main Street
Winston-Salem, North Carolina 27127

ADMISSION TICKET

     Only shareholders of record as of the close of business on April 10, 2008, or their duly appointed proxies, are entitled to attend the Annual Meeting.

     Each Admission Ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting, so please plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND AN ADMISSION TICKET, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

     When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this Ticket to one of the attendants at the registration desk. This Ticket is not transferable.

Shareholder Name: __________________________________________

ê IF YOU PLAN TO ATTEND THE MEETING, DETACH ADMISSION TICKET HERE ê

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103
Attention: Secretary
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Morgan and Douglas R. Muir, or either of them, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the “Company”) to be held on June 17, 2008, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR”: (1) the election of the directors named in this proxy and accompanying Proxy Statement and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its fiscal year ending February 1, 2009; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE